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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 15, 2009

Dear Stockholder:

        You are invited to attend the 2009 Annual Meeting of Stockholders of IAC/InterActiveCorp, which will be held on Monday, June 15, 2009, at 10:00 a.m., local time, at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. At the 2009 Annual Meeting, stockholders will be asked: (1) to elect 11 directors, (2) to approve an award for one of the Company's executive officers denominated in equity of one of the Company's subsidiaries (and potential future awards similarly denominated) and (3) to ratify the appointment of Ernst & Young as IAC's independent registered public accounting firm for 2009. IAC's Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of IAC and its stockholders and recommends a vote FOR each of these proposals.

        It is important that your shares be represented and voted at the 2009 Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the 2009 Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope to make certain your shares will be represented at the meeting. You may also submit a proxy for your shares by telephone or through the internet by following the instructions on the enclosed proxy card.

        I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Barry Diller Chairman and Chief Executive Officer

555 WEST 18TH STREET NEW YORK, NEW YORK 10011 212.314.7300 FAX 212.314.7309

 IAC/INTERACTIVECORP
555 West 18th Street
New York, New York 10011

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        IAC/InterActiveCorp ("IAC") is providing this proxy statement to holders of our common stock and Class B common stock in connection with the solicitation of proxies by IAC's Board of Directors for use at the 2009 Annual Meeting of Stockholders to be held on Monday, June 15, 2009, at 10:00 a.m., local time, at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. At the 2009 Annual Meeting, stockholders will be asked

        1.     to elect 11 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

        2.     to approve an award for one of the Company's executive officers denominated in equity of one of the Company's subsidiaries (and potential future awards similarly denominated);

        3.     to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2009 fiscal year; and

        4.     to transact such other business as may properly come before the meeting and any related adjournments or postponements.

        IAC's Board of Directors has set April 28, 2009 as the record date for the 2009 Annual Meeting. This means that holders of record of our common stock and Class B common stock at the close of business on that date are entitled to receive notice of the 2009 Annual Meeting and to vote their shares at the 2009 Annual Meeting and any related adjournments or postponements.

        Only stockholders and persons holding proxies from stockholders may attend the 2009 Annual Meeting. Seating is limited, however, and admission to the 2009 Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of photo identification to the 2009 Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you will need to bring a proxy or letter from that broker, bank or other holder of record that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the 2009 Annual Meeting.

By order of the Board of Directors,

Gregg Winiarski Senior Vice President, General Counsel and Secretary

May 15, 2009

 PROXY STATEMENT
TABLE OF CONTENTS

i

 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2009 ANNUAL MEETING AND VOTING

Q:
Who is entitled to vote at the 2009 Annual Meeting?

A:
Holders of IAC common stock and Class B common stock at the close of business on April 28, 2009, the record date for the 2009 Annual Meeting established by IAC's Board of Directors, are entitled to receive notice of the 2009 Annual Meeting and to vote their shares at the 2009 Annual Meeting and any related adjournments or postponements. The Notice of 2009 Annual Meeting, proxy statement and form of proxy are first expected to be mailed to these stockholders on or about May 15, 2009.

As of the close of business on the record date, there were 138,115,774 shares of IAC common stock and 12,799,999 shares of Class B common stock outstanding and entitled to vote. Holders of IAC common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share.

Q:
What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.

You may examine a list of the stockholders of record as of the close of business on April 28, 2009 for any purpose germane to the 2009 Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at IAC's corporate headquarters, located at 555 West 18th Street, New York, New York 10011. This list will also be made available at the 2009 Annual Meeting.

Q:
What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record only, you will receive a proxy card from IAC's transfer agent, BNY Mellon Shareowner Services, for all IAC shares that you hold directly. If you hold IAC shares in street name through one or more brokers, banks and/or other holders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your IAC shares. If you are a stockholder of record and hold additional IAC shares in street name, you will receive proxy materials from BNY Mellon Shareowner Services and the third party or parties through which your IAC shares are held.

Q:
What are the quorum requirements for the 2009 Annual Meeting?

A:
The presence at the 2009 Annual Meeting, in person or by proxy, of holders having a majority of the total votes entitled to be cast by holders of IAC common stock and Class B common stock at the 2009 Annual Meeting constitutes a quorum. When the holders of IAC common stock vote as a separate class, the presence at the 2009 Annual Meeting of holders of a majority of the total votes entitled to be cast by holders of IAC common stock is required for quorum to be met. Shares of IAC common stock and Class B common stock represented by a properly executed proxy will be treated as present at the 2009 Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:
What matters will IAC stockholders vote on at the 2009 Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

  •
  Proposal 1—to elect 11 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

  •
  Proposal 2—to approve an award for one of the Company's executive officers denominated in equity of one of the Company's subsidiaries (and potential future awards similarly denominated) (the "Match Equity Proposal");

    •
    Proposal 3—to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2009 fiscal year; and

    •
    to transact such other business as may properly come before the 2009 Annual Meeting and any related adjournments or postponements.

Q:
What are my voting choices when voting for director nominees and what votes are required to elect directors to IAC's Board of Directors?

A:
In the vote on the election of director nominees, you may vote in favor of all nominees, withhold votes as to all nominees or vote in favor of and withhold votes as to specific nominees.

The election of each of Edgar Bronfman, Jr., Barry Diller, Victor A. Kaufman, John C. Malone, Arthur C. Martinez, David Rosenblatt, Alexander von Furstenberg and Michael P. Zeisser as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC common stock and Class B common stock voting together as a single class (hereinafter referred to as IAC capital stock), with each share of common stock and Class B common stock representing the right to one and ten votes, respectively.

The election of each of Donald R. Keough, Bryan Lourd and Alan G. Spoon as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

The Board recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:
What are my voting choices when voting on the Match Equity Proposal and what votes are required to approve such proposal?

A:
In the vote on the approval of the Match Equity Proposal, you may vote in favor of such proposal, against such proposal or abstain from voting on such proposal.

The approval of the Match Equity Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the 2009 Annual Meeting in person or represented by proxy and voting together.

The Board recommends that stockholders vote FOR the Match Equity Proposal.

Q:
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm and what votes are required to ratify such appointment?

A:
In the vote on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2009, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2009 requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the 2009 Annual Meeting in person or represented by proxy and voting together.

The Board recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2009.

Q:
Could other matters be decided at the 2009 Annual Meeting?

A:
As of the date of this proxy statement, we did not know of any matters to be raised at the 2009 Annual Meeting, other than those referred to in this proxy statement.

If other matters are properly presented at the 2009 Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the 2009 Annual Meeting, Joanne Hawkins, Thomas J. McInerney and Gregg Winiarski, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:
How do arrangements between Mr. Diller and Liberty Media Corporation regarding the voting of IAC shares held by these parties affect votes cast in connection with the 2009 Annual Meeting?

A:
As of the 2009 Annual Meeting record date, Mr. Diller held an irrevocable proxy over all IAC securities beneficially owned by Liberty Media Corporation, or Liberty, and its subsidiaries. This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the 2009 Annual Meeting. By virtue of this proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the vote of approximately 20.0% of the IAC common stock and 100% of the IAC Class B common stock and, consequently, approximately 58.4% of the combined voting power of the outstanding IAC capital stock. Thus, regardless of the vote of any other IAC stockholder, Mr. Diller has control over the vote on each matter submitted for stockholder approval at the 2009 Annual Meeting, other than the election of the three directors that holders of IAC common stock elect as a separate class.

Q:
What do I need to do now to vote at the 2009 Annual Meeting?

A:
IAC's Board of Directors is soliciting proxies for use at the 2009 Annual Meeting. Stockholders of record may vote their shares in any of four ways:

  •
  Submitting a Proxy by Mail:    If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;

  •
  Submitting a Proxy by Telephone:    Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card. For IAC shares held through BNY Mellon Shareowner Services, telephone voting is available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Sunday, June 14, 2009;

  •
  Submitting a Proxy by Internet:    Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. For IAC shares held through BNY Mellon Shareowner Services, internet proxy voting is also available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on Sunday, June 14, 2009; or

  •
  Voting in Person:    If you were a stockholder of record on April 28, 2009 or if you have a letter from your broker, bank or other holder of record identifying you as a beneficial owner of IAC shares as of that date, you may vote in person by attending the 2009 Annual Meeting.

  For IAC shares held in street name, holders may submit a proxy by telephone or via the internet if their broker, bank or other holder of record makes these methods available, in which case, related instructions will be enclosed with this proxy statement. If you submit a proxy by telephone or via the internet, do not return the enclosed proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement. If you hold your shares through a broker, bank or other holder of record, follow the voting instructions you receive from your broker, bank or other holder of record.

Q:
If I hold my IAC shares in street name, will my broker, bank or other holder of record vote these shares for me?

A:
If you hold IAC shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your broker, bank or other holder of record. Brokers, banks and other holders of record have discretionary authority to vote shares held in street name, even if they do not receive instructions from the beneficial owner, on routine proposals, which include the election of directors and the ratification of the appointment of an independent registered public accounting firm. Accordingly, if you do not provide your broker, bank or other holder of record with voting instructions with respect to the election of directors and/or the ratification of the appointment of IAC's independent registered public accounting firm, such holder will have discretionary authority to vote your IAC shares held in street name on these proposals at the 2009 Annual Meeting. As a result of this discretionary authority, broker non-votes will not occur in connection with Proposals 1 and 3 at the 2009 Annual Meeting. However, brokers, banks and other holders of record do not have discretionary authority to vote shares held in street name for non-routine proposals, such as Proposal 2, the Match Equity Proposal. As a result, broker non-votes will occur in connection with Proposal 2 at the 2009 Annual Meeting, with such broker non-votes having no effect on the outcome of Proposal 2.

Q:
What happens if I abstain?

A:
Abstentions are counted for purposes of determining whether there is a quorum and are counted as votes "against" any proposal for which abstentions are an option.

Q:
Can I change my vote?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the 2009 Annual Meeting by:

  •
  delivering to BNY Mellon Shareowner Services a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

  •
  submitting a later-dated proxy relating to the same shares by mail, by telephone or via the internet prior to the vote at the 2009 Annual Meeting; or

  •
  attending the 2009 Annual Meeting and voting in person (although attendance at the 2009 Annual Meeting will not, by itself, revoke a proxy).

  You should send any written notice or a new proxy card to IAC/InterActiveCorp c/o BNY Mellon Shareowner Services, Proxy Processing, P.O. Box 3550, South Hackensack, New Jersey 07606-9250, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling IAC's proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free).

  For IAC shares held in street name, refer to the voting instructions provided by your broker, bank or other holder of record for details regarding how to change your vote.

Q:
What if I do not specify a choice for a matter when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees, the approval of the Match Equity Proposal and the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2009.

Q:
How are proxies solicited and what is the cost?

A:
IAC bears all expenses incurred in connection with the solicitation of proxies. We have retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other holders of record and to assist in the solicitation of proxies from IAC stockholders. The fee for this firm's services is estimated not to exceed $15,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, directors, officers and employees of IAC may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of proxy solicitation materials, IAC will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of IAC common stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of these holders, will reimburse such holders for their reasonable expenses.

Q:
What should I do if I have questions regarding the 2009 Annual Meeting?

A:
If you have any questions about the 2009 Annual Meeting, would like to obtain directions to be able to attend the 2009 Annual Meeting and vote in person or would like copies of any of the documents referred to in this proxy statement, you should call MacKenzie Partners, Inc. at 1-800-322-2885.

 PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

        At the upcoming 2009 Annual Meeting, a board of 11 directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors). Information concerning all director nominees appears below. The Board has designated Messrs. Keough, Lourd and Spoon as nominees for the positions on the Board to be elected by the holders of IAC common stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors of IAC.

        The election of each of Edgar Bronfman, Jr., Barry Diller, Victor A. Kaufman, John C. Malone, Arthur C. Martinez, David Rosenblatt, Alexander von Furstenberg and Michael P. Zeisser as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

        The election of each of Donald R. Keough, Bryan Lourd and Alan G. Spoon as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

        The Board recommends that stockholders vote FOR the election of each of its nominees for director.

Information Concerning Director Nominees

        Background information about the Board's nominees for election is set forth below.

        Edgar Bronfman, Jr., age 53, has been a director of IAC since February 1998. Mr. Bronfman has served as the Chairman and Chief Executive Officer of Warner Music Group since March 2004. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman also currently serves as a general partner of Accretive LLC, a private equity firm. Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal, S.A. in December 2000. Mr. Bronfman resigned from his position as an executive officer and as Vice Chairman of the Board of Directors of Vivendi Universal, S.A. in March 2002 and December 2003, respectively. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he had held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. He is the Chairman of the Board of Endeavor Global, Inc., and is currently a member of the Board of NYU Elaine A. and Kenneth G. Langone Medical Center, The Collegiate School, JPMorgan's National Advisory Board and the Council on Foreign Relations.

        Barry Diller, age 67, has been a director and the Chairman and Chief Executive Officer of IAC (and its predecessors) since August 1995. Mr. Diller also serves as the Chairman and Senior Executive of Expedia, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is also currently Chairman (in a non-executive capacity) of the board of directors of Ticketmaster Entertainment, Inc. and a member of the boards of directors of The Washington Post Company and The Coca-Cola Company. He also serves on the Board of Conservation International. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School

of Cinema-Television, the New York University Board of Trustees and the Executive Board for the Medical Sciences of University of California, Los Angeles.

        Victor A. Kaufman, age 65, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Mr. Kaufman also serves as Vice Chairman of Expedia, Inc., which position he has held since August 2005. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman is also currently Vice Chairman (in a non-executive capacity) of the board of directors of Ticketmaster Entertainment, Inc.

        Donald R. Keough, age 82, has been a director of IAC since September 1998. He currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC (and its predecessors), a New York investment banking firm. He was appointed to this position in April 1993. Mr. Keough is currently a member of the boards of directors of Berkshire Hathaway, Inc. and The Coca-Cola Company. He is a past Chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations.

        Bryan Lourd, age 48, has been a director of IAC since April 2005. Mr. Lourd has served as partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies based in Beverly Hills, California, with offices in Nashville, New York and Beijing. He is a graduate of the University of Southern California.

        John C. Malone, age 68, has been a director of IAC since May 2006 and previously served as a director of IAC (or its predecessors) from October 2001 through September 2004. Dr. Malone has served as the Chairman of the Board of Liberty since 1990 and served as Liberty's Chief Executive Officer from August 2005 through February 2006. Dr. Malone also served as Chairman of the Board and Chief Executive Officer of Tele-Communications, Inc., or TCI, from November 1996 to March 1999. Prior to that, Dr. Malone served as President and Chief Executive Officer of TCI since 1973. Dr. Malone also currently serves as Chairman of the Boards of The DirecTV Group, Inc. and Liberty Global, Inc., as a member of the boards of directors of Expedia, Inc. and Discovery Communications, Inc. and as Chairman Emeritus of the Board for Cable Television Laboratories, Inc.

        Dr. Malone was nominated as a director by Liberty, which has the right to nominate two individuals for election to IAC's Board of Directors pursuant to an amended and restated governance agreement among IAC, Liberty and Mr. Diller. For additional information, see the discussion under Relationships Involving IAC and Liberty Media Corporation beginning on page 46.

        Arthur C. Martinez, age 69, has been a director of IAC since September 2005. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., positions he held from 1995. He was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. Prior to his tenure at Sears, he served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is currently a member of the boards of directors of PepsiCo, Inc., Liz Claiborne, Inc. and International Flavors & Fragrances Inc., and currently serves as Chairman of the Board of HSN, Inc. and Chairman of the Supervisory Board of ABN AMRO Holding, N.V. Mr. Martinez also serves as a Trustee of Greenwich Hospital, Northwestern University and the Chicago Symphony Orchestra.

        David Rosenblatt, age 41, has been a director of IAC since December 2008. Mr. Rosenblatt has served as President, Global Display Advertising, of Google, Inc. since October 2008. Mr. Rosenblatt joined Google in March 2008 in connection with Google's acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and held several executive positions during his tenure, including CEO of DoubleClick from July 2005 through March 2008 and President of DoubleClick from 2000 through July 2005. Prior to joining DoubleClick, Mr. Rosenblatt spent several years as an investment banker at S.G. Warburg & Co. in Hong Kong, London and New York.

        Alan G. Spoon, age 57, has been a director of IAC since February 2003. Since May 2000, Mr. Spoon has been Managing General Partner at Polaris Venture Partners, a private investment firm that provides venture capital and management assistance to development-stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon is currently a member of the board of directors of Danaher Corporation. In his not-for-profit affiliations, Mr. Spoon is a Regent of the Smithsonian Institution and a member of the MIT Corporation.

        Alexander von Furstenberg, age 39, has been a director of IAC since December 2008. Mr. von Furstenberg is Founder, Co-Managing Member and Chief Investment Officer of Arrow Capital Management, LLC, a private investment firm focused on global public equities established in 2003. Mr. von Furstenberg is currently a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm. Since 2001, he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office which serves his family. Mr. von Furstenberg also serves as a Partner and director of Diane von Furstenberg Studio, LP. In addition to the philanthropic work accomplished through his position as a director of The Diller-von Furstenberg Family Foundation, Mr. von Furstenberg also serves on the board of directors of Friends of the High Line. Mr. von Furstenberg is Mr. Diller's stepson.

        Michael P. Zeisser, age 44, has been a director of IAC since August 2008. Mr. Zeisser has served as Senior Vice President of Liberty since September 2003. Prior to his tenure at Liberty, Mr. Zeisser was a partner at McKinsey & Company from December 1996. Mr. Zeisser is a graduate of the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University, where he was a Procter & Gamble Academic Scholar. Mr. Zeisser also serves on the board of the Silicon Flatirons Center for Law, Technology, and Entrepreneurship at the University of Colorado.

        Mr. Zeisser was nominated as a director by Liberty, which has the right to nominate two individuals for election to IAC's Board of Directors pursuant to an amended and restated governance agreement among IAC, Liberty and Mr. Diller. For additional information, see the discussion under Relationships Involving IAC and Liberty Media Corporation beginning on page 46.

Corporate Governance

        Controlled Company Status.    IAC is subject to the Marketplace Rules of The Nasdaq Stock Market (the "Marketplace Rules"), which exempt "Controlled Companies" from certain Nasdaq requirements. A "Controlled Company" is a company of which more than 50% of the voting power is held by an individual, group or another company.

        Pursuant to an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller, through shares owned by him as well as those beneficially owned by Liberty as of the record date, generally controls the vote on approximately 20.0% of IAC common stock and 100% of IAC Class B common stock and, consequently, approximately 58.4% of the combined voting power of the outstanding IAC capital stock. Mr. Diller and Liberty have filed Statements of Beneficial Ownership on Schedule 13D (and related amendments) relating to their respective IAC holdings and related voting arrangements with the SEC. On this basis, IAC is relying on the exemption for Controlled Companies from certain Nasdaq requirements.

        Director Independence.    Under the Marketplace Rules, the Board has a responsibility to make an affirmative determination that those members of the Board that serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the determination described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to a questionnaire circulated by Company management, as well as Company records and publicly available information. Following this determination, Company management monitors those transactions, relationships and arrangements that were relevant to such determination, as well as solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board's prior independence determination.

        The Board determined that each of Messrs. Keough, Lourd, Martinez, Rosenblatt and Spoon is independent. Additionally, the Board determined that Mr. Steven Rattner, who left the Board following the most recent determination, was also independent. In connection with this determination, the Board considered that IAC and its businesses in the ordinary course of business sell products and services to, purchase products and services from, or co-invest with, companies at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. In particular, the Board considered:

  •
  payments for services made by the Company to Allen & Company LLC, where Mr. Keough is Chairman in a non-executive capacity;

  •
  payments for services made by an IAC business to a subsidiary of Creative Artists Agency, where Mr. Lourd is Managing Director;

  •
  payments from Google, where Mr. Rosenblatt is President of Global Display Advertising, to IAC pursuant to a paid listing supply agreement; and

  •
  an equity investment by IAC in an entity in which Polaris Venture Partners, where Mr. Spoon is Managing General Partner, is also an equity investor and payments for services between the Company and certain Polaris Venture Partners portfolio companies.

        Of the remaining directors, (i) Mr. Bronfman is affiliated with a entity to which a former IAC business made payments for services in excess of 5% of such entity's consolidated gross revenues for 2007 and 2008 (see Relationships Involving Named Executives and Directors beginning on page 44), (ii) Messrs. Diller and Kaufman are executive officers of the Company, (iii) Dr. Malone is the Chairman of Liberty, (iv) Mr. von Furstenberg is Mr. Diller's stepson and (v) Mr. Zeisser is an employee of Liberty. Given these relationships, none of these directors are independent.

        If the Board's nominees are elected, the Board will not have a majority of independent directors, and intends to continue to rely on the Controlled Company exemption unless further changes are made to the Board's composition.

        In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit Committee and Compensation and Human Resources Committee also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee members and by the SEC and the Internal Revenue Service for compensation committee members.

        Director Nominations.    As a result of the Controlled Company exemption, the Board does not have a nominating committee or other committee performing similar functions nor any formal policy on nominations. Liberty, an affiliate of IAC, has the right to nominate two directors for election to the

Board so long as certain stock ownership requirements applicable to Liberty are satisfied. Historically, other nominees have been recommended by the Chairman, upon consultation with other Board members, and then considered by the entire Board. Given the controlled status of IAC, the Board believes that the process described above is appropriate. The Board does not have specific requirements for eligibility to serve as a director of IAC. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the Board in rendering its service to IAC, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders.

        The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically IAC has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

        Communications with the IAC Board.    Stockholders who wish to communicate with IAC's Board of Directors or a particular director may send such communication to IAC, 555 West 18th Street, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

The Board and Board Committees

        The Board.    The Board met eight times and acted by written consent twice during 2008. During 2008, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of IAC stockholders. One member of the Board of Directors attended IAC's 2008 Annual Meeting of Stockholders.

        The Board currently has three standing committees: the Audit Committee, the Compensation and Human Resources Committee and the Executive Committee. The Board does not have a nominating committee.

        Board Committees.    The following table sets forth the current members of each standing Committee and the number of meetings held by and times that each such Committee took action by written consent during 2008. Each Committee member identified below served in the capacities set forth below for all of 2008, other than Mr. Keough, who joined the Compensation and Human Resources Committee in August 2008.

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee
Edgar Bronfman, Jr.	—	—	X
Barry Diller	—	—	X
Victor A. Kaufman	—	—	X
Donald R. Keough*	—	X	—
Bryan Lourd*	X	—	—
John C. Malone	—	—	—
Arthur C. Martinez*	—	Chair	—
David Rosenblatt*	—	—	—
Alan G. Spoon*	Chair	—	—
Alexander von Furstenberg	—	—	—
Micahel P. Zeisser	—	—	—
Number of Meetings	6	8	1
Number of Written Consents	0	4	3

*
Independent Directors

        Audit Committee.    The Audit Committee functions pursuant to a written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring: (1) the integrity of IAC's financial statements, (2) the effectiveness of IAC's internal control over financial reporting, (3) the qualifications and independence of IAC's independent registered public accounting firm, (4) the performance of IAC's internal audit function and independent registered public accounting firm and (5) the compliance by IAC with legal and regulatory requirements. The formal report of the Audit Committee is set forth on page 14.

        The Board has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which has not adopted a written charter, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and health and welfare insurance plans. For additional information on IAC's processes and procedures for the consideration and determination of executive and director compensation and the related role of the Compensation and Human Resources Committee, see the discussion under Compensation Discussion and Analysis generally and Non-Employee Director Compensation beginning on pages 16 and 39, respectively. The formal report of the Compensation and Human Resources Committee is set forth on page 27.

        Executive Committee.    The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC's organizational documents.

 PROPOSAL 2—MATCH EQUITY PROPOSAL

Proposal and Required Vote

        The Compensation and Human Resources Committee of the Board of Directors of IAC granted options to purchase an aggregate of 300 shares of Match.com, Inc. ("Match") common stock to Gregory R. Blatt, as described below (the "Blatt Award"), and reserved an additional 700 shares for future issuances pursuant to new Match equity awards (the "Match Equity Plan"), subject to approval by IAC's stockholders.

        Approval of the Blatt Award and the Match Equity Plan (collectively, the "Match Equity Proposal") requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the 2009 Annual Meeting in person or represented by proxy and voting together.

        The Board recommends that the stockholders vote FOR the Match Equity Proposal.

Grants to Mr. Blatt

        On February 18, 2009, Gregory R. Blatt entered into a new employment arrangement with IAC and Match, pursuant to which Mr. Blatt serves as Chief Executive Officer of Match, in addition to retaining certain responsibilities with IAC. Under the new arrangement, Mr. Blatt was granted the following:

  •
  an option to purchase 150 shares of Match common stock with a per share exercise price equal to the fair market value ("FMV") on the date of grant, such option vesting 50% on the two year anniversary of the grant date and 50% on the three year anniversary of the grant date;

  •
  an option to purchase 100 shares of Match common stock with a per share exercise price equal to 200% of FMV, such option vesting 50% on the two year anniversary of the grant date and 50% on the three year anniversary of the grant date; and

  •
  an option to purchase 50 shares of Match common stock with a per share exercise price equal to FMV, such option vesting in the event of an IPO/spin-off of Match.

As of the date of this proxy statement, Match had outstanding 9,700 shares of Match common stock.

        The Match options underlying the Blatt Award have a ten year term, and generally shall remain exercisable so long as Mr. Blatt is Chief Executive Officer of Match or the senior corporate executive at IAC with primary responsibility for Match and for 90 days thereafter; provided, that the post-termination exercise period shall be extended for specified periods beyond the 90 days upon certain terminations of employment. The exercisability of such Match options is contingent upon the approval by IAC stockholders of the Blatt Award. Barry Diller has agreed to vote the shares of IAC common stock and IAC Class B common stock over which he has voting power in favor of the Blatt Award.

        In the event of (a) a Match change in control, (b) an IAC change in control at a time during which Match is a controlled subsidiary of IAC, (c) a termination of Mr. Blatt's employment with IAC by IAC without cause or (d) a termination of Mr. Blatt's employment with IAC by Mr. Blatt for good reason, all Match options subject to the Blatt Award and not previously forfeited immediately shall vest in full.

        For purposes of the Blatt Award, the following terms generally have the meanings set forth below:

  •
  "good reason" means actions taken by IAC resulting in a material negative change in the employment relationship. For these purposes, a "material negative change in the employment relationship" includes: (i) a material diminution in the authorities, duties or responsibilities of the person to whom Mr. Blatt is required to report, (ii) the material reduction in Mr. Blatt's title, duties or level of responsibilities, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to Mr. Blatt's employment agreement, but including any circumstances under which IAC is no longer publicly traded and is controlled by another company, (iii) any material reduction in Mr. Blatt's base salary, (iv) the relocation of Mr. Blatt's principal place of employment outside of New York, New York, or (v) any other action or inaction that constitutes a material breach by IAC of Mr. Blatt's employment agreement;

  •
  "cause" means (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Mr. Blatt; (ii) a material breach by Mr. Blatt of a fiduciary duty owed to IAC; (iii) a material breach by Mr. Blatt of any of the restrictive covenants contained in his employment agreement; (iv) Mr. Blatt's continued willful or gross neglect of the material duties required by his employment agreement; and (v) a material violation by Mr. Blatt of any IAC policy pertaining to ethics, wrongdoing or conflicts of interest;

  •
  "IAC change in control" has the meaning of "Change in Control" set forth in the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan; and

  •
  "Match change in control" means: (i) the acquisition by any individual entity or group, other than IAC and Barry Diller, of beneficial ownership of equity securities of Match representing more than 50% of the outstanding Match voting securities, subject to certain exceptions; (ii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Match or the purchase of assets or stock of another entity (a "Business Combination"), subject certain exceptions; or (iii) approval by the stockholders of Match of a complete liquidation or dissolution of Match.

Material Terms of the Match Equity Plan

        Administration.    In the event that future awards are made under the Match Equity Plan, the plan will be administered by the Board of Directors of Match or its designee (the "Match Committee"); provided, however, that plan determinations regarding any executive officer of IAC generally also will be made by the Compensation and Human Resources Committee of the Board of Directors of IAC. Among other things, the Match Committee will have the authority to select individuals to whom awards may be granted and to determine the type of award, the number of shares of Match common stock to be covered by each award and the terms and conditions of any such awards.

        Eligibility.    Any employee of Match will be eligible to be granted awards under the Match Equity Plan.

        Stock Options and Stock Appreciation Rights.    The Match Equity Plan provides for the grant of non-qualified stock options and stock appreciation rights. Stock appreciation rights ("SARs") granted under the plan may either be granted alone or in tandem with an option. The exercise price of options and SARs cannot be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant.

        Shares Subject to the Plan.    The Match Equity Plan will authorize the issuance of up to 1,000 shares of Match common stock pursuant to awards under the plan. No single participant may be granted awards covering in excess of 1,000 shares of Match common stock over the life of the Match Equity Plan. In both cases, the 1,000 shares include the shares underlying the Blatt Award.

        To the extent that any award is forfeited, or expires or lapses without being exercised, or is settled for cash, the shares of Match common stock subject to such award not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares to Match common stock, only the net number of shares of Match common stock issued will be deemed delivered for purposes of the limits in the plan. To the extent any shares of Match common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of Match common stock will not generally be deemed to have been delivered for purposes of the limits described above.

        In the event of certain extraordinary corporate transactions, the Match Committee will be able to make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the maximum limitations described above, (3) the number and kind of shares or other securities subject to outstanding awards; and (4) the exercise price of outstanding options and SARs.

        Amendment and Discontinuance.    The Match Equity Plan may be amended, altered or discontinued by the Match Board, but no amendment, alteration or discontinuance may materially impair the rights of an award holder with respect to a previously granted award without the award recipient's consent. Amendments to the Match Equity Plan will require IAC stockholder approval to the extent such approval is required by law or agreement.

Federal Income Tax Consequences

        Upon the grant of a non-qualified option or SAR, the award recipient will not recognize any taxable income and Match will not be entitled to a deduction. Upon the exercise of such an option or SAR, the excess of the fair market value of the shares acquired on the exercise of the award over the exercise price or the cash paid, as applicable, will constitute compensation taxable to the award recipient as ordinary income. Match, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the award recipient, subject to the limitations of Code Section 162(m).

New Plan Benefits

        Other than the Blatt Award, there is no current intention to grant additional awards under the Match Equity Plan and no awards under the Match Equity Plan would have been made during the last completed fiscal year as the Match Equity Plan is a new plan that is not comparable to any other compensation program at IAC.

 PROPOSAL 3—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

        Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young LLP has served as IAC's independent registered public accounting firm for many years and is considered by management to be well qualified.

        A representative of Ernst & Young LLP is expected to be present at the 2009 Annual Meeting and will be given an opportunity to make a statement if he so chooses and will be available to respond to appropriate questions.

        Ratification of the appointment of IAC's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present at the 2009 Annual Meeting in person or represented by proxy and voting together.

        The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2009.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of IAC's financial statements, (2) the effectiveness of IAC's internal control over financial reporting, (3) the qualifications and independence of IAC's independent registered public accounting firm, (4) the performance of IAC's internal audit function and independent registered public accounting firm and (5) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC's financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and IAC's independent registered public accounting firm.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC for the fiscal year ended December 31, 2008 with IAC's management and Ernst & Young LLP, IAC's independent registered public accounting firm.

        The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from IAC and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for IAC for the fiscal year ended December 31, 2008 be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chair)
Bryan Lourd

Fees Paid to Our Independent Registered Public Accounting Firm

        The following table sets forth fees for all professional services rendered by Ernst & Young to IAC for the years ended December 31, 2008 and 2007.

	2008	2007
Audit Fees(1)	$8,167,000	$6,400,000
Audit-Related Fees(2)	1,745,000	1,527,000

Total Audit and Audit-Related Fees	9,912,000	7,927,000
Tax Fees(3)	—	375,000
All Other Fees	—	—

Total Fees	$9,912,000	$8,302,000

(1)
Audit Fees include fees associated with the annual audit of IAC's consolidated financial statements and internal control over financial reporting, statutory audits, the review of IAC's periodic reports, accounting consultations, the review of SEC registration statements and other services related to SEC matters, including the audit of consolidated financial statements of each of the entities spun-off by IAC in August 2008. Statutory audits include audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law, as well as audits performed for certain IAC businesses in the United States, which audits are required by federal or state regulatory authorities.

(2)
Audit-Related Fees include fees for due diligence in connection with acquisitions, accounting consultations and benefit plan audits.

(3)
Tax Fees represent fees for an international tax planning project for a former IAC business.

Audit and Non-Audit Services Pre-Approval Policy

        The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC's independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm's independence from IAC and its management. Unless a type of service to be provided by IAC's independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules regarding auditor independence.

        Effective January 1, 2007, all Tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by IAC's independent registered public accounting firm will be established periodically from time to time by the Audit Committee.

        Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

 INFORMATION CONCERNING NAMED EXECUTIVES WHO ARE NOT DIRECTORS

        Background information about IAC's executive officers who are not nominees for election as directors is set forth below. For background information about IAC's Chairman and Chief Executive Officer, Barry Diller, and Vice Chairman, Victor A. Kaufman, see the discussion under Information Concerning Director Nominees beginning on page 5.

        Gregory R. Blatt, age 40, has been Executive Vice President of IAC and Chief Executive Officer of Match since February 2008. Mr. Blatt previously served as Executive Vice President, General Counsel and Secretary of IAC since March 2005 and as Senior Vice President, General Counsel and Secretary of IAC since November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997. Mr. Blatt is currently a member of the boards of directors of HSN, Inc. and Interval Leisure Group, Inc.

        Thomas J. McInerney, age 44, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC's former Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal. Mr. McInerney is currently a member of the boards of directors of HSN, Inc. and Interval Leisure Group, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable the Company to meet its growth objectives.

        Though IAC is a publicly traded, multi-business company, we attempt to foster an entrepreneurial culture and environment, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies our size, but also earlier stage companies, companies funded by private equity firms, various investment vehicles and professional firms. We structure our compensation program so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

        While we consider compensation data in establishing broad compensation programs and practices, we do not specifically benchmark the compensation associated with particular executive positions, or definitively rely on competitive survey data in establishing executive compensation. The Company makes decisions based on a host of factors particular to a given executive situation, including its firsthand experience with the competition for recruiting executives and its understanding of the current environment, and believes that over-reliance on survey data, or a benchmarking approach, is too rigid and stale for the dynamic and fast changing marketplace for talent from which we draw to fill our executive ranks.

        Similarly, we believe that arithmetic approaches to measuring and rewarding short-term performance often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, the Company may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts. As a result, we believe formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, we have historically avoided the use of strict formulas in our annual bonus program and instead relied primarily on a discretionary approach.

        We do, however, believe that linking long-term incentive compensation to objectively measurable goals should play an important part in an overall compensation program. Thus, in February 2007, in addition to tying reward to stock price, which we have always done through the use of stock-based compensation, we conditioned the vesting of restricted stock units on the achievement of long-term corporate growth objectives in addition to continuous service requirements. In January 2008, this shift toward objective performance measurement in our equity compensation program continued with the introduction of non-qualified stock options as the predominant equity award for our executive officers. Under both these programs, the Company determined the size of specific awards based on its subjective determination regarding an executive's past performance and future contribution potential, our retention objectives and competitive conditions, while the ultimate realization of value from the award would be directly dependent on appreciation in the Company's stock price (as well as continued service with the Company). Given the prominence of equity in our overall program, a significant percentage of overall pay takes the form of objectively determinable, success-based, long-term compensation.

        We believe the Company's compensation program for executive officers, which includes a combination of subjective determinations regarding individual compensation levels and short-term performance and objective measures of long-term corporate results, puts the substantial majority of compensation at risk, rewards both individual and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow the Company, and aligns the interests of our key executives with the interests of our owners. We continuously evaluate our program, and make changes as we deem appropriate.

Roles and Responsibilities

        The Compensation and Human Resources Committee (for purposes of this Compensation Discussion and Analysis, the "Committee") of the Company's Board of Directors has primary responsibility for establishing the compensation of the Company's executive officers. The composition of the Committee has changed at various times during the periods discussed in this report. The current members of the Committee are identified under The Board and Board Committees beginning on page 9.

        The executive officers participate in establishing Company-wide compensation programs, including the structure of bonus and equity programs and in establishing appropriate bonus and equity pools across the Company. At year-end, the CEO meets with the Committee and discusses his views of corporate and individual executive officer performance for the prior year and his recommendations for appropriate compensation packages for the individual executive officers (other than himself). Following such discussion, the Committee meets without the CEO and discusses the CEO's recommendations and the CEO's compensation package, ultimately determining the compensation packages for each of the executive officers.

        In establishing an executive officer's compensation, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements are also reviewed and taken into account. However, we do not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual's situation is evaluated on a case by case basis each year, considering the variety of relevant factors at that time.

        Neither the Company nor the Committee has an ongoing relationship with any particular compensation consulting firm. In certain instances involving matters of particular import, the Committee has solicited the advice of consulting firms. For example, in February of 2007, the Committee engaged Mercer Consulting regarding the Company's newly created performance based restricted stock unit program, and in 2005, Pearl Meyer & Partners advised the Committee regarding an equity compensation grant to Mr. Diller. In addition, from time to time, the Company may solicit survey or other data from a variety of firms and on certain occasions the Committee has engaged legal counsel. In December of 2008, the Company engaged Mercer (US) Inc. to perform an analysis of the Company's aggregate equity compensation practices, including aggregate dilution and expense rates. The Committee took the results of that consulting work into account when granting the December 2008 awards, including those made to executive officers.

Compensation Elements

        Our compensation packages for executive officers primarily consist of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits. In 2009, Mr. Blatt became CEO of Match, one of our subsidiaries, in addition to his ongoing role as an executive officer of the Company, and his compensation package now also includes equity awards in that subsidiary, as discussed further below.

        Salary.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within the Company, the Company's New York city location, salary levels of other executives within the Company, and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to the Company. These salary increases have generally occurred following year-end, concurrently with the establishment of bonuses for the prior year and equity grants, but can also occur at other times, depending on the circumstances. Executive officer salaries, other than for Mr. Blatt, have remained the same since February of 2006, based on the fact that there have been no significant changes in responsibilities since that time and on the Company's general focus on variable, as opposed to fixed, compensation. Mr. Blatt's salary was increased in February 2009 in connection with the change in his role, as discussed further below. Mr. Diller's annual salary of $500,000 reflects a salary reduction in August of 2005 as a result of Mr. Diller assuming the role of executive Chairman and Senior Executive of Expedia, Inc. following its spin-off from the Company.

  Annual Bonuses

        General.    We establish bonus levels through a two-pronged process. First, at the beginning of the year, the Committee sets performance objectives which historically have been, and for 2008 were, tied to the achievement of EBITA or share price performance targets during the forthcoming year. In general, these targets are minimum acceptable performance conditions, but with respect to which there is substantial uncertainty when we establish them. If the Company meets the performance criteria, the executive becomes eligible for a maximum bonus award, which the Committee has historically reduced based on a discretionary assessment of Company and, to a lesser extent, individual performance. In making its determinations regarding annual bonuses, the Committee considers a variety of factors such as growth in profitability or achievement of strategic objectives and does not quantify the weight given to any specific element or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria. This process is designed to permit the Company to deduct the bonus compensation paid to executives for income tax purposes.

        An individual's position is relevant in setting the parameters of incentive compensation, but individual performance is typically not the primary factor in determining an executive's precise payout in any particular year. Instead, we generally expect superior individual performance from our executive officers, and we endeavor to compensate our executive officers based on their objective achievements as a team.

        While we have generally paid bonuses shortly after year-end, following finalization of financial results for the prior year, 2008 bonuses were paid in December 2008. This timing reflected the Company's desire to reward employees closer to the completion of the spin-offs in August 2008 and its ability to do so as a result of fewer employees participating in the bonus program and the resulting reduction in administrative burden. The Committee retained the right to require repayment of bonuses to the executive officers and certain subsidiary CEOs in the event final year-end audited financial results were not consistent with the figures presented to the Committee in December.

        2008 Bonuses.    For 2008, the Committee predicated the payment of bonuses to executive officers on attaining year over year EBITA growth in any quarter of at least 5% or on share price growth of at least 5%. The EBITA growth target was met, and the Committee then exercised its right to reduce target bonus amounts. In setting actual bonus levels, the Committee considered a variety of factors, including:

  •
  IAC.  Both Operating Income Before Amortization (OIBA) and revenue increased year over year for the businesses that remained with IAC following the spin-offs, with OIBA growth exceeding revenue growth, notwithstanding the difficult market conditions. This was in large part due to OIBA margin expansion at both our Media & Advertising and Match segments and continued strong growth at ServiceMagic, offset by increased corporate costs, including those relating to the spin-offs; and

  •
  Spin-Off Companies.  The first 8 months of 2008 were difficult for Ticketmaster, HSN, Inc. ("HSNi") and Tree.com, Inc. ("Tree.com"), while Interval Leisure Group, Inc. ("Interval") turned in another strong performance.

        The primary factor considered by the Committee, however, was the ability of the senior Company management to complete the unprecedented four-way spin-off transaction, along with raising almost $2 billion of capital, in a difficult environment and just prior to the dramatic contraction of the credit markets. The Committee believes that the completion of these transactions prior to the significant downturn, which may not have been possible afterward, has positioned both IAC and the spin-off companies to better meet the challenges of this environment and therefore enhance the ability of shareholders to realize value over the long term.

        Executive officer bonuses tend to be highly variable from year-to-year depending on the performance of the Company, with no bonuses paid whatsoever with respect to 2007 performance, and 2008 bonuses constituting the significant majority of total cash compensation. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company's annual goals.

  Long-Term Incentives

        General.    Due to our entrepreneurial philosophy, we believe that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. In addition, we believe that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time.

        While there is currently no formal stock ownership or holding requirement for executive officers, our executive officers have historically held the majority of their stock awards (net of tax withholding) well beyond the relevant vesting dates.

        In establishing equity awards in any given year, the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised awards, is reviewed and evaluated on an individual by individual basis, but in 2007and 2008, each executive officer (other than Mr. Diller) received an identical equity award. These awards have been primarily based on Mr. Diller's and the Committee's view that the awards provided effective retention incentives, appropriate reward for past performance and strong incentives for future performance, as well as reflect the desire to reward and incent the group as a team.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than our annual bonuses.

        Except where otherwise noted, we have historically granted equity awards simultaneously with the payment of year-end bonuses. The Committee meetings at which awards are made have generally been scheduled months in advance and without regard to the timing of the release of earnings or other material information. In early 2008, due to certain litigation between IAC and Liberty Media Corporation, we delayed the establishment of executive officer equity awards until the receipt of the court's decision, and awards were granted in early April.

  Equity Awards

        Annual and Cliff Vesting Restricted Stock Units.    From early 2003 through 2007 (and with the exception of a 2005 option grant to Mr. Diller (discussed below), the Company used restricted stock units, or RSUs, as its exclusive equity compensation tool for executive officers. Through 2006, these awards generally vested in equal annual installments over 5 years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism. In February 2007, we implemented new performance based RSU awards which were scheduled to cliff vest at the end of three years in amounts ranging from 0% to 200% of the initial 'target' award depending upon growth in the Company's publicly reported metric, Adjusted Earnings Per Share, with certain modifications ("Pro Forma AEPS").

        Spin-Off Adjustments.    In November of 2007, the Committee made various determinations about how the Company's existing equity awards would be treated in the previously announced spin-off transaction, which was consummated in August 2008 (the "August 2008 Spin-Offs"). The adjustments for equity awards held by Company employees in the Corporate group, including the Company's executive officers, were as follows:

  •
  all unvested RSU awards granted prior to August 2005 vested upon completion of the transactions;

  •
  portions of unvested RSU awards granted before 2008 and scheduled to vest through February of 2009 vested upon completion of the transactions;

  •
  performance-based RSU awards granted in 2007 were converted into non-performance-based awards at the "target" value;

  •
  those portions of unvested RSU awards granted before 2008 with original vesting schedules that provided for vesting on a less frequently than annual basis that would have vested through

    February of 2009 if they had vested on an annual basis vested upon completion of the transactions;

  •
  all RSU awards that remained unvested upon completion of the transactions remained with the Company following the transactions on their original remaining vesting schedules, with appropriate adjustments to maintain pre- and post transaction values;

  •
  all unexercised option awards granted prior to 2008, whether vested or unvested, were split among all the post-transaction companies based on relative value at the time of the transactions, with appropriate adjustments to the exercise prices and number of options to maintain pre- and post transaction values;

  •
  all option and RSU awards granted during 2008 remained with the Company following the transactions on their original terms and vesting schedules, with appropriate adjustments to maintain pre- and post transaction values; and

  •
  all unvested equity awards granted prior to 2008 vested in the event the holder's employment was terminated, actually or constructively, as a result of the transactions.

        In determining these adjustments, the Committee considered a number of factors.

        First, the Committee believed that equity earned prior to the spin-off transactions should be received in all the post-spin-off companies, as this was the reasonable expectation of the employees during the relevant service period. Because the transactions were expected to occur in the second half of the year, but without a specific date, and because the majority of Company equity awards vest in February, the Committee determined to eliminate any arbitrary timing consequences by accelerating February 2009 vesting to the date of the spin-off to ensure that all of 2008 service would be compensated in the equity of all the post-transaction companies. Additionally, all awards with long-term vesting schedules would be bifurcated, with those portions earned through February 2009 being split into all the post-transaction companies, with the remaining portions converting into the ongoing employer on the original vesting schedule.

        Second, the Committee believed that, given the complexities of four simultaneous spin-off transactions, maintaining the formulaic vesting schedule of the 2007 performance-based RSU awards by converting the established Pro Forma AEPS targets of the Company into five separate Pro Forma AEPS targets correlating to each of the resulting businesses would be difficult on a fair and equitable basis. Additionally, one of the principal rationales for the original awards was to focus employees throughout the Company's disparate businesses on the performance of the Company as a whole, rather than solely on that of their individual business. Since the decision to distribute many of those individual businesses to the Company's shareholders represented a shift in corporate philosophy, that rationale no longer held. In considering how to treat the awards, the Committee recognized that performance during the first ten months of 2007 had been below expectations, but also that the vesting of the awards would be triggered solely by performance during 2009. Accordingly, the Committee concluded that it could not determine with any confidence whether the awards would have vested at, below or above target levels, and therefore determined to treat the awards similarly to how it would have been required to do in a change of control transaction, by eliminating the performance condition and assigning them the "target" value, but no less and no more.

        Third, the Committee recognized that transactions such as this had the potential to cause uncertainty to employees about their personal job security which could have negative effects on retention, so the Committee structured the adjustments to provide both an incentive to remain until completion of the transactions, and protection against job loss as a result of the transactions.

        Finally, the Committee structured the adjustments to be in compliance with the applicable provisions of the relevant equity plans and to minimize any negative tax and accounting implications to both employees and the Company. Following the Committee's determinations, the Company was advised of the possibility that the acceleration of settlement of certain RSUs in 2008 could result in an excise tax under Section 409A of the Internal Revenue Code. While the Company did not believe this would be the case, it determined to settle these awards in 2009, rather than 2008. In connection with this treatment, the Committee determined to indemnify holders of these awards for any adverse tax consequences in excess of $10,000 per individual if those tax consequences are directly associated with changes in tax laws applicable to income earned in 2009 and attributable to settlement of these awards. This treatment is designed to compensate our employees for any adverse consequences of the settlement of awards in 2009 instead of 2008.

        Information regarding the RSUs that vested upon completion of the spin-off transaction, the RSUs that will continue to vest after February 2009 on their regular schedule and the options outstanding prior to the spin-off transaction that were split among the five post-transaction companies for each of Messrs. Kaufman, McInerney and Blatt is set forth in the "2008 Option Exercises and Stock Vested" and "Outstanding Equity Awards at 2008 Fiscal Year-End" tables.

        2008 Equity Awards.    In early 2008, we determined to introduce nonqualified stock options as the primary equity incentive vehicle for our executives and other equity eligible employees, continuing the increased emphasis on performance criteria introduced in the 2007 RSU program. This switch was made primarily for the sake of simplicity, and a belief that it would, in general, make the Company more competitive in recruiting talented executives and employees.

        Early 2008 Awards.    In January 2008 as part of our 2007 annual year-end process, we granted stock options to a number of employees throughout the Company, with an exercise price equal to the closing price of the Company's common stock on the trading day following our announcement of 2007 results. The exercise price of those options is now $20.05, which reflects the adjustments for the spin-off transaction. Because of the Liberty litigation, we did not grant options to our executive officers until April. At that time, we granted 572,915 stock options to each of Mr. Kaufman, Mr. McInerney and Mr. Blatt, with one third of the options having exercises prices (as adjusted for the spin-off) of $20.08 per share, $22.70 per share and $25.31 per share, respectively. These exercise prices were above the closing price of the stock on the date of grant and generally representative of closing stock prices of the Company during the six months preceding the grant date.

        Additionally, these executives were each granted 27,637 RSUs that will vest in equal annual installments over the four year period following the grant.

        Late 2008 Awards.    In December 2008 we granted stock options to a number of employees throughout the Company with an exercise price of $16.28, the closing price of the Company's common stock on the date of grant. At that time, we granted 500,000 stock options to each of Mr. Kaufman, Mr. McInerney and Mr. Blatt with the same exercise price. These options will vest in equal installments on the first four anniversaries of the grant date.

        Collectively, we believe these awards provide meaningful retention and performance incentives, in part necessitated by the significant vesting of awards in connection with the spin-off transaction.

        Equity Awards of Mr. Diller.    In June of 2005, the Committee awarded Mr. Diller 2.4 million stock options with an exercise price of $35.58 per share (representing approximately 130% of the market price of the Company's stock on the grant date) and 1.4 million stock options with an exercise price of $47.90 per share (representing approximately 175% of the market price of the Company's stock on the grant date). In connection with the August 2008 Spin-Offs, these options were split into options of all five post-transaction companies, with adjustments to the number of shares covered by each option and the exercise price based on the relative value at the time of the transaction, as set forth in the "Outstanding Equity Awards at 2008 Fiscal Year End" table.

        These options cliff vest on the fifth anniversary of the grant date, subject to certain acceleration terms described below. As part of this grant, Mr. Diller and the Committee agreed that Mr. Diller would not receive additional equity compensation for a five-year period. As a result, Mr. Diller has not received additional Company equity awards, or any other long-term incentive compensation, since this grant.

        In making this grant to Mr. Diller, the Committee considered that Mr. Diller received certain option grants from IAC in 1995 and 1997 and until 2005 had not received any subsequent equity grants from IAC. A majority of those options were set to expire in 2005, with the remainder set to expire in 2007. As the first expirations neared, the Committee determined it was in the best interest of the Company to continue to provide Mr. Diller a long-term incentive structure similar to the one that had been in place during the prior ten years, a period of considerable and sustained growth for the Company. As a result, the Committee and Mr. Diller initially explored the possibility of simply extending the expiration dates of Mr. Diller's existing options. However, they concluded that doing so might deprive the Company of the tax deduction associated with the exercise of some of these options. Because that tax deduction was of considerable value to the Company, they declined to pursue that alternative.

        Instead, the Committee engaged Pearl Meyer & Partners to evaluate various long-term incentive alternatives, settling ultimately on that described above. In coming to this determination, the Committee took into account a variety of factors, including:

  •
  competitive pay and performance data among comparator groups of companies;

  •
  the expiration schedule of Mr. Diller's existing long-term incentive package;

  •
  the nature of Mr. Diller's expiring long-term incentive package;

  •
  the significant incentive to create additional shareholder value inherent in the premium option pricing component of the new package;

  •
  the Committee's substantial desire to retain Mr. Diller's services for the long-term; and

  •
  the Committee's intention to provide Mr. Diller with no additional long-term incentive awards during the next five years.

        The Committee also considered the value anticipated to be realized by Mr. Diller from his exercise of stock options in 2005 and 2007, but given that these options had all been granted eight to ten years before, and had long since vested, the Committee considered the realization of this value at these particular times to be primarily a function of both personal investment decisions by Mr. Diller and the timing of the relevant option expiration dates, and not compensation for the periods in which it would be realized.

        Mr. Diller also holds a substantial number of Company shares, 2.25 and 1.6 million of which were acquired in 2005 and 2007, respectively, as a result of option exercises immediately prior to the expiration of such options (representing 100% of the shares remaining after payment of exercise price and associated taxes).

        New Employment Arrangement for Mr. Blatt.    On February 18, 2009 (the "Effective Date"), Mr. Blatt entered into a new employment arrangement with the Company and Match, pursuant to which he became the Chief Executive Officer of Match. He will continue in his role as Executive Vice President of the Company with oversight responsibility for the legal, human resources and corporate communications departments, but will no longer serve as General Counsel. In connection with this change, Mr. Blatt's annual salary was increased from $550,000 to $650,000, to reflect the increased diversity of his responsibilities, the heavy travel schedule associated with the new position, and general level of contribution to the Company.

        When the Company asked Mr. Blatt to become CEO of Match, Mr. Blatt desired to have a compensation structure that included incentives that were directly aligned with the performance of Match as an inducement for him to undertake the new responsibilities being assigned to him by the Company. A negotiation ensued, in which the Company and Mr. Blatt agreed, subject to the approval of the Company's stockholders, to forfeit approximately one-half of his outstanding Company stock options in exchange for a grant of options to purchase shares of Match common stock. The following portions of each of his outstanding options to purchase Company common stock were forfeited:

Number of Options Forfeited	Exercise Price
365,885	$16.28
56,857	$20.08
56,857	$22.70
56,856	$25.31

        As of the Effective Date, Match had outstanding 9,700 shares of common stock and granted the following options ("Match Options") to Mr. Blatt:

  •
  an option to purchase 150 shares of Match common stock with a per share exercise price equal to the fair market value on the Effective Date ("FMV"), such option vesting 50% on the two year anniversary of the grant date and 50% on the three year anniversary of the Effective Date;

  •
  an option to purchase 100 shares of Match common stock with a per share exercise price equal to 200% of FMV, such option vesting 50% on the two year anniversary of the Effective Date and 50% on the three year anniversary of the Effective Date; and

  •
  an option to purchase 50 shares of Match common stock with a per share exercise price equal to FMV, such option vesting in the event of an initial public offering or spin-off of Match.

        The underlying principle of the exchange was that Mr. Blatt's equity package, both before and after the exchange, would be approximately equal in value, based upon the value of each of the Company and Match at various points, however, due to the subjective nature of that assessment no precise relative calculation was agreed upon as part of the exchange.

        The Match Options have a ten year term, and generally remain exercisable so long as Mr. Blatt is CEO of Match or the senior corporate executive at the Company with primary responsibility for Match and for 90 days thereafter; provided that the post-termination exercise period shall be extended for varying periods beyond the 90 days upon certain terminations of employment. As long as Match is not a separate public company, (i) exercised Match options will be settled in cash based on the difference between the exercise price and the fair market value of a share of Match; provided that if Match is a controlled subsidiary of the Company, this obligation may be satisfied, in whole or in part, using shares of Company common stock and (ii) the fair market value of a share of Match will be determined in good faith by the Company after consultation with Mr. Blatt, or under certain circumstances, through arbitration.

        The agreement also provides for the acceleration of vesting of his Match Options upon the earlier of (i) a change in control of Match, (ii) a change in control of the Company at a time during which Match is a controlled subsidiary of the Company, or (iii) an involuntary termination of Mr. Blatt's employment.

        In the event Mr. Blatt's employment is involuntarily terminated, in addition to the acceleration of vesting of the Match Options, (a) all Company equity awards outstanding as of the Effective Date that remain outstanding at the time of such termination of employment immediately shall vest; (b) Mr. Blatt shall receive salary continuation until the later of 12 months following the termination of employment and 24 months from the effective date; and (c) the portion of any IAC and Match equity awards that are granted to Executive after the Effective Date that would have vested during the 12 months following the date of termination (assuming pro rated vesting for any cliff vesting awards) will vest. These termination benefits are intended to provide additional security to Mr. Blatt in consideration of his agreement to take on new, additional responsibilities.

Change of Control

        In general, we believe that our executive officers other than Mr. Diller should receive full acceleration of their unvested equity in the event of a change of control. Our executive officers are the individuals who would generally be responsible for bringing about such a transaction, but are also the individuals whose positions are most likely to be jeopardized if such a transaction were to occur. Accordingly, through enabling acceleration, we provide for stability of senior management during a time of great importance to shareholders. Because Mr. Diller generally has the power to determine whether a change of control transaction ultimately transpires, there is little risk that other executive officers could bring about such a transaction for the purposes of realizing acceleration of their equity awards.

        Our change of control definition in our equity plan does not include the acquisition of voting control by Liberty (which is defined to include the reacquisition by Liberty of voting power over its shares upon the loss of the proxy over such shares held by Mr. Diller). However, our executive officers other than Mr. Diller are provided with full acceleration of vesting in the event they are involuntarily terminated following such an acquisition. Given the nature of Mr. Diller's voting arrangement with Liberty, such an acquisition could occur suddenly and without warning. Since the executive officers are the individuals whose employment experience would change most substantially and immediately in such an event, providing this protection helps the Company realize the full retentive effect of our equity program. However, because of the unique nature of Liberty's relationship with the Company, and the manner in which such a change of control could occur, a double-trigger mechanism is employed, rather than the single trigger otherwise applicable to executive officers to provide for continuity of management following such an event.

        If there is a change of control, Mr. Diller's 2005 option agreement provides for the acceleration of a number of his 2005 options equal to 20% of the original award plus an additional 20% for each completed year of service since the grant. This acceleration structure was intended to approximate the result that would have ensued if, instead of receiving a multi-year option grant, he had received smaller annual grants during the 5-year vesting period, each with full acceleration upon a change in control. Change of control for purposes of Mr. Diller's 2005 options has the meaning set forth in the IAC 2005 Stock and Annual Incentive Plan; provided that it excludes any situation in which Mr. Diller retains sufficient voting power such that, taking into account all of the circumstances, he effectively controls the election of a majority of the Board.

        Though Mr. Diller receives some acceleration of his unvested options if there is a change of control, the premium pricing on his options, plus his considerable direct Company stock ownership, provide significant comfort that any transaction triggering such acceleration would be approved by Mr. Diller because he believed it was in the best interest of stockholders, and not out of his desire to bring about acceleration of his stock options.

Severance

        We generally provide executive officers with some amount of salary continuation and some amount of equity acceleration in the event of involuntary terminations of an executive officer's employment. Because we tend to promote our executive officers from within, after competence and commitment have generally been established, we believe the likelihood of equity acceleration is typically low, and yet we believe that through providing this benefit we increase the retentive effect of our equity program, which serves as our most important retention incentive. In no instance do we provide acceleration of equity in the event an executive voluntarily resigns from the Company. For purposes of this discussion, we use the term "involuntary termination" to mean both a termination by the Company without "cause" and a resignation by the executive for "good reason" or similar construct.

        In the event of an involuntary termination of Mr. Diller's employment, which, due to his control of the Company, could occur in an extremely limited number of circumstances, Mr. Diller's 2005 option agreement provides that he would vest in the number of options he would have vested in had his option grant vested on an annual basis, as opposed to cliff vesting at the end of five years.

Other Compensation

        General.    We provide our CEO with various non-cash benefits as part of his overall compensation program. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation when establishing overall compensation levels. The value of all non-cash benefits are reported under the heading "All Other Compensation" in the Summary Compensation Table on page 28 pursuant to applicable rules. Our executive officers do not participate in any deferred compensation or retirement program other than the Company's 401(k) plan. We generally do not, and did not in 2008, gross-up any benefits provided to any executive officer. Other than those described specifically below, our executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from the Company's other employees.

        Mr. Diller.    Pursuant to Company policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with the Company while he is traveling, to change his plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to the Company while traveling in either case. Nonetheless, the incremental cost to the Company of his travel for personal purposes is reflected as compensation to Mr. Diller from the Company, and taken into account in establishing his overall compensation package. For certain personal use of the corporate aircraft, Mr. Diller reimburses the Company at the maximum rate allowable under applicable rules of the Federal Aviation Administration.

        Additionally, the Company provides Mr. Diller the use of certain automobiles for business and personal purposes, and provides certain Company-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. These uses are valued by the Company at their incremental cost to the Company or, in the case of the use of office space, where there is no discernable incremental cost, at the cost used for internal allocations of office space for corporate purposes.

        Mr. Kaufman.    Mr. Kaufman is entitled to use corporate aircraft for a certain amount of personal travel annually. However, Mr. Kaufman reimburses the Company for the Company's incremental cost of such travel and therefore the value of such travel is not treated as compensation to Mr. Kaufman. Typically, Mr. Kaufman's spouse accompanies him on personal and business flights, at no incremental cost to the Company.

Tax Deductibility

        Whenever possible, we endeavor to structure our compensation program in such a manner so that the compensation we pay is deductible by the Company for federal income tax purposes. Because of the use of performance conditions in connection with our equity awards and annual bonuses, and the fact that no salaries are in excess of $1 million, these three components are generally deductible to the Company. Nonetheless, certain equity grants that were made to Mr. McInerney prior to the time he became an executive officer did not have performance conditions associated with them, and so are not now deductible to the Company at the time they vest and are settled. Additionally, under applicable IRS rules, the personal use of corporate aircraft leads to a disallowance of the deduction of certain airplane and related costs.

COMPENSATION COMMITTEE REPORT

        The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement.

Members of the Compensation and Human Resources Committee

Arthur C. Martinez (Chair)
Donald R. Keough

 EXECUTIVE COMPENSATION

Overview

        The "Executive Compensation" section of this proxy statement sets forth certain information regarding total compensation earned by our named executives and non-cash compensation expense recognized by the Company for such executives, as well as RSU and option awards made to our named executives in 2008, RSU and option awards held by our named executives as of December 31, 2008 and the dollar value realized by our named executives upon the vesting of RSU awards during 2008. All information provided regarding RSU and option awards (other than option awards granted in December 2008) and related non-cash compensation expense were adjusted to give effect to the August 2008 Spin-Offs. For a discussion of adjustments made to then outstanding equity awards in connection with the August 2008 Spin-Offs, see the discussion under Compensation Discussion and Analysis beginning on page 20.

        The Company's "named executives" include the Company's principal executive officer, principal financial officer and the Company's other two executive officers. The Company has determined that, as of the end of 2008, only four individuals met the SEC's definition of executive officer, as these four individuals constituted the Office of the Chairman, in which, individually and collectively, was vested all responsibility for the Company's principal functions and all authority related to strategy, policy and other significant decision-making.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
Barry Diller	2008	$500,000	$3,000,000	—	$15,618,940	$662,474	$19,781,414
Chairman and Chief	2007	$500,000	—	—	$13,965,483	$927,429	$15,392,912
Executive Officer	2006	$500,000	$1,750,000	—	$13,965,483	$819,178	$17,034,661
Victor A. Kaufman	2008	$650,000	$2,000,000	$2,821,528	$724,974	$16,783	$6,213,285
Vice Chairman	2007	$650,000	—	$2,596,032	—	$17,939	$3,263,971
	2006	$650,000	$1,600,000	$1,871,498	—	$7,500	$4,128,998
Thomas J. McInerney	2008	$650,000	$2,000,000	$6,032,086	$724,974	$7,750	$9,414,810
Executive Vice	2007	$650,000	—	$3,764,525	—	$7,750	$4,422,275
President and Chief Financial Officer	2006	$650,000	$1,150,000	$2,952,166	$26,166	$7,500	$4,785,832
Gregory R. Blatt	2008	$550,000	$2,000,000	$4,182,546	$724,974	$7,269	$7,464,789
Executive Vice	2007	$550,000	—	$2,772,119	—	$7,000	$3,329,119
President of IAC and Chief Executive Officer of Match	2006	$550,000	$1,000,000	$1,920,919	—	$7,500	$3,478,419

(1)
As required by applicable SEC rules, these amounts represent the dollar amount of non-cash compensation expense recognized for financial statement reporting purposes for fiscal years ended December 31, 2008, 2007 and 2006 in accordance with SFAS 123R for RSUs and options awarded in and prior to these fiscal years under the Company's stock and annual incentive plans. These amounts do not represent either the value of equity compensation awarded or realized in the relevant years. For further discussion of the Company's accounting for its equity awards, see note 11 of the Company's audited financial statements for the fiscal year ended December 31, 2008 included in Amendment No. 1 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2009.

(2)
Approximately (i) $1.1 million, $2.7 million and $1.6 million of the 2008 amount for Messrs. Kaufman, McInerney and Blatt, respectively, reflects non-cash compensation expense attributable to the acceleration of the vesting of certain RSU awards and (ii) $17,139, $48,065 and $45,686 of the 2008 amount for Messrs. Kaufman, McInerney and Blatt, respectively, reflects non-cash compensation expense attributable to the modification of certain RSU awards, in each case, in connection with the August 2008 Spin-Offs.

(3)
Approximately $1.7 million of the 2008 amount for Mr. Diller and $49,950 of the 2008 amount for each of Messrs. Kaufman, McInerney and Blatt reflects non-cash compensation expense attributable to the modification of option awards in connection with the August 2008 Spin-Offs.

(4)
Additional information regarding other compensation amounts for 2008 is as follows:

	Barry Diller	Victor A. Kaufman	Thomas J. McInerney	Gregory R. Blatt
Personal use of corporate aircraft(a)	$600,273	—	—	—
Parking garage	—	$10,033	—	—
Miscellaneous(b)	$54,451	—	—	—
401(k) plan company match	$7,750	$6,750	$7,750	$7,269

Total All Other Compensation	$662,474	$16,783	$7,750	$7,269

    (a)
    Pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal use. See the discussion regarding airplane travel under Compensation Discussion and Analysis on page 26. We calculate the incremental cost to the Company for personal use of Company aircraft based on the average variable operating costs to the Company, and such amounts are net of payments made by Mr. Diller for certain personal use of aircraft. Variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of the Company-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. Mr. Diller occasionally had family members or other guests accompany him on business and personal trips. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to Mr. Diller, the amount of which is calculated in accordance with applicable IRS regulations.

    (b)
    Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive. The total amount of other benefits provided reflects (i) lease payments, parking, fuel, maintenance and other costs associated with Mr. Diller's personal use of two automobiles leased and maintained by IAC, (ii) costs incurred for Mr. Diller's personal use of other car services, (iii) an allocation (based on square footage) of costs for the use of IAC office space by certain individuals who work for Mr. Diller personally and (iv) an allocation (based on the number of personal computers and communication devices supported by IAC) of costs relating to the use by such individuals of the Company's IT technical support and certain communication equipment.

Grants of Plan-Based Awards in 2008

        The table below provides information regarding equity awards granted to our named executives in 2008, including awards granted on April 9, 2008 in respect of services performed in 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Barry Diller	—	—	—	—	—
Victor A. Kaufman	4/9/08	27,637	—	—	$499,999
	4/9/08	—	190,972	$20.08	$1,820,337
	4/9/08	—	190,972	$22.70	$1,714,003
	4/9/08	—	190,971	$25.31	$1,618,660
	12/17/08	—	500,000	$16.28	$3,802,500
Thomas J. McInerney	4/9/08	27,637	—	—	$499,999
	4/9/08	—	190,972	$20.08	$1,820,337
	4/9/08	—	190,972	$22.70	$1,714,003
	4/9/08	—	190,971	$25.31	$1,618,660
	12/17/08	—	500,000	$16.28	$3,802,500
Gregory R. Blatt	4/9/08	27,637	—	—	$499,999
	4/9/08	—	190,972	$20.08	$1,820,337
	4/9/08	—	190,972	$22.70	$1,714,003
	4/9/08	—	190,971	$25.31	$1,618,660
	12/17/08	—	500,000	$16.28	$3,802,500

(1)
Reflects RSUs that vest in equal annual installments over four years on the first, second, third and fourth anniversaries of January 31, 2008, subject to continued employment. RSU award recipients would be credited with amounts for ordinary cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award.

(2)
For information on the treatment of RSU and option awards granted to our named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control beginning on page 35.

(3)
Reflects options that vest in equal annual installments over four years on the first, second, third and fourth anniversaries of January 31, 2008 (in the case of the April 9, 2008 awards) and the grant date (in the case of the December 17, 2008 awards), in each case, subject to continued employment.

(4)
All exercise prices are either greater than (in the case of the April 9, 2008 awards) or equal to (in the case of the December 17, 2008 awards) the market value of IAC common stock on the grant date.

(5)
The fair value of RSU awards is calculated using the closing price of IAC common stock on the grant date and the fair value of options is estimated on the grant date using the Black-Scholes option pricing model.

Outstanding Equity Awards at 2008 Fiscal Year-End

        The table below provides information regarding equity awards held by our named executives as of December 31, 2008. The market value of all RSU awards is based on the closing price of IAC common stock as of December 31, 2008 ($15.73).

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#)(1)	Number of securities underlying unexercised options (#)(1)		Option exercise price ($)(1)	Option expiration date(1)	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(2)
	(Exercisable)	(Unexercisable)
Barry Diller	—	1,199,909	(3)	$31.06	6/7/15	—	—
	—	699,946	(3)	$41.81	6/7/15	—	—
Victor A. Kaufman	174,986	—		$27.06	12/20/09	—	—
	93,742	—		$18.06	12/18/10	—	—
	62,495	—		$21.87	4/25/11	—	—
	135,009	—		$23.10	12/16/11	—	—
	—	190,972	(4)	$20.08	4/9/18	—	—
	—	190,972	(4)	$22.70	4/9/18	—	—
	—	190,971	(4)	$25.31	4/9/18	—	—
	—	500,000	(5)	$16.28	12/17/18	—	—
	—	—		—	—	51,599	$811,652
Thomas J. McInerney	35,089	—		$23.59	6/23/09	—	—
	30,385	—		$40.82	12/27/09	—	—
	17,529	—		$25.99	3/31/10	—	—
	3,749	—		$21.03	5/10/10	—	—
	5,842	—		$9.98	2/21/11	—	—
	7,011	—		$15.03	5/15/11	—	—
	21,001	—		$23.10	12/16/11	—	—
	14,023	—		$28.92	3/19/12	—	—
	—	190,972	(4)	$20.08	4/9/18	—	—
	—	190,972	(4)	$22.70	4/9/18	—	—
	—	190,971	(4)	$25.31	4/9/18	—	—
	—	500,000	(5)	$16.28	12/17/18	—	—
	—	—		—	—	158,650	$2,495,564
Gregory R. Blatt	—	190,972	(4)(6)	$20.08	4/9/18	—	—
	—	190,972	(4)(6)	$22.70	4/9/18	—	—
	—	190,971	(4)(6)	$25.31	4/9/18	—	—
	—	500,000	(5)(6)	$16.28	12/17/18	—	—
	—	—		—	—	150,415	$2,366,027

(1)
In connection with the August 2008 Spin-Offs, all options (vested and unvested) to purchase shares of IAC common stock granted prior to 2008 were split into options of each of the post-transaction companies based on relative values at the time of the transaction. In connection with the spin-off of the Company's travel related businesses in August 2005 (the "Expedia Spin-Off"), each then vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. In both cases, appropriate adjustments were made to the exercise prices and number of options to maintain pre- and post-transaction value and adjusted IAC, HSNi, Interval, Ticketmaster, Tree.com and Expedia options otherwise have the same terms and conditions, including exercise periods, as the corresponding IAC options outstanding immediately prior to the relevant transaction.

For Messrs. Diller, Kaufman and McInerney, any value realized upon the exercise of HSNi, Interval, Ticketmaster and Tree.com options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of the Company. Accordingly, information regarding HSNi, Interval, Ticketmaster and Tree.com options held by these named executives as of December 31, 2008 appears in the following table and information regarding any exercises of HSNi, Interval, Ticketmaster and Tree.com options by these named executives is reportable in the Option Exercises and Stock Vested table. Mr. Blatt does not hold any HSNi, Interval, Ticketmaster and Tree.com options.

For Messrs. Kaufman and McInerney, any value realized upon the exercise of Expedia options is also treated for tax purposes as compensation payable to them in their respective capacities as executive officers of the Company. Accordingly, information regarding Expedia options held by these named executives as of December 31, 2008 appears in the following table and information regarding any exercises of Expedia options by these named executives is reportable in the Option Exercises and Stock Vested table. Mr. Blatt does not hold any Expedia options.

In the case of Expedia options held by Mr. Diller, any value realized upon the exercise of these options is not treated for tax purposes as compensation payable to him in his capacity as Chairman and Chief Executive Officer of the Company, given his role as Chairman and Senior Executive of Expedia. Accordingly, no information regarding Expedia options held by Mr. Diller appears in the following table and information regarding exercises of Expedia options by Mr. Diller is not reportable in the Company's proxy statement.

All of the HSNi, Interval, Ticketmaster, Tree.com and Expedia options held by Messrs. Kaufman and McInerney were fully vested and exercisable as of December 31, 2008. In the case of Mr. Diller, all of his HSNi, Interval, Ticketmaster and Tree.com options were unvested as of December 31, 2008 and will vest in one lump sum installment on June 7, 2010.

Name	Option Expiration Date	Number of Options (#)	Option Exercise Price ($)
Barry Diller
HSNi	6/7/15	479,963	$25.50
	6/7/15	279,978	$34.32
Interval	6/7/15	479,963	$28.55
	6/7/15	279,978	$38.43
Ticketmaster	6/7/15	479,963	$43.75
	6/7/15	279,978	$58.90
Tree.com	6/7/15	79,986	$15.01
	6/7/15	46,658	$20.20
Victor A. Kaufman
HSNi	12/20/2009	69,994	$22.22
	12/18/2010	37,497	$14.83
	4/25/2011	24,998	$17.95
	12/16/2011	54,003	$18.96
Interval	12/20/2009	69,994	$24.88
	12/18/2010	37,497	$16.60
	4/25/2011	24,998	$20.10
	12/16/2011	54,003	$21.23
Ticketmaster	12/20/2009	69,994	$38.12
	12/18/2010	37,497	$25.44
	4/25/2011	24,998	$30.81
	12/16/2011	54,003	$32.54
Tree.com	12/20/2009	11,664	$13.07
	12/18/2010	6,248	$8.73
	4/25/2011	4,165	$10.57
	12/16/2011	8,999	$11.16
Expedia	12/20/2009	350,000	$24.82
	4/25/2011	125,000	$20.06
	12/16/2011	168,750	$21.19
Thomas J. McInerney
HSNi	6/23/2009	14,035	$19.37
	12/27/2009	12,154	$33.51
	3/31/2010	7,010	$21.33
	5/10/2010	1,499	$17.26
	2/21/2011	2,336	$8.19
	5/15/2011	2,804	$12.34
	12/16/2011	8,400	$18.96
	3/19/2012	5,609	$23.74
Interval	6/23/2009	14,035	$21.69
	12/27/2009	12,154	$37.53
	3/31/2010	7,010	$23.89
	5/10/2010	1,499	$19.33
	2/21/2011	2,336	$9.17
	5/15/2011	2,804	$13.82
	12/16/2011	8,400	$21.23
	3/19/2012	5,609	$26.58

Name	Option Expiration Date	Number of Options (#)	Option Exercise Price ($)
Thomas J. McInerney (cont'd)
Ticketmaster	6/23/2009	14,035	$33.24
	12/27/2009	12,154	$57.51
	3/31/2010	7,010	$36.61
	5/10/2010	1,499	$29.62
	2/21/2011	2,336	$14.06
	5/15/2011	2,804	$21.18
	12/16/2011	8,400	$32.54
	3/19/2012	5,609	$40.74
Tree.com	6/23/2009	2,338	$11.40
	12/27/2009	2,025	$19.72
	3/31/2010	1,168	$12.56
	5/10/2010	249	$10.16
	2/21/2011	388	$4.82
	5/15/2011	467	$7.26
	12/16/2011	1,399	$11.16
	3/19/2012	933	$13.97
Expedia	6/23/2009	70,186	$21.64
	12/27/2009	60,775	$37.45
	3/31/2010	35,062	$23.84
	5/10/2010	7,500	$19.29
	2/21/2011	11,688	$9.16
	5/15/2011	14,025	$13.79
	12/16/2011	26,250	$21.19
	3/19/2012	17,531	$26.53
(2)
The table below provides the following information regarding RSUs held by our named executives as of December 31, 2008: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2008 (on an aggregate and grant-by-grant basis), (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2009, 2010, 2011 and 2012.

	Number of Unvested RSUs as of 12/31/08 (#)(a)	Market Value of Unvested RSUs as of 12/31/08 ($)	Vesting Schedule (#)
Name and Grant Date			2009	2010	2011	2012
Barry Diller	—	—	—	—	—	—
Victor A. Kaufman
2/16/07(b)	23,962	$376,922	—	23,962	—	—
4/9/08(c)	27,637	$434,730	6,908	6,909	6,910	6,910

Total	51,599	$811,652	6,908	30,871	6,910	6,910

Thomas J. McInerney
2/6/06(d)	41,174	$647,667	—	20,586	20,588	—
2/6/06(e)	65,877	$1,036,245	—	—	65,877	—
2/16/07(b)	23,962	$376,922	—	23,962	—	—
4/9/08(c)	27,637	$434,730	6,908	6,909	6,910	6,910

Total(f)	158,650	$2,495,564	6,908	51,457	93,375	6,910

Gregory R. Blatt
2/6/06(d)	32,939	$518,130	—	16,469	16,470	—
2/6/06(e)	65,877	$1,036,245	—	—	65,877	—
2/16/07(b)	23,962	$376,922	—	23,962	—	—
4/9/08(c)	27,637	$434,730	6,908	6,909	6,910	6,910

Total	150,415	$2,366,027	6,908	47,340	89,257	6,910

  (a)
  The vesting of a portion of RSUs granted prior to 2008 was accelerated immediately prior to the completion of the August 2008 Spin-Offs, with the remaining outstanding balance to vest in accordance with the vesting schedule set forth in the initial award.

  (b)
  These awards vest on February 16, 2010, subject to continued employment.

  (c)
  These awards vest on the first, second, third and fourth anniversaries of January 31, 2008, subject to continued employment.

  (d)
  These awards vest on February 6, 2010 and 2011, subject to continued employment.

  (e)
  These awards vest on February 6, 2011, subject to continued employment.

  (f)
  Excludes 1,168 IAC restricted stock purchase rights held by Mr. McInerney as of December 31, 2008, which had a market value of approximately $18,349 at that date and which are exercisable by Mr. McInerney during the period from January 1, 2012 through March 19, 2012, or if earlier, upon a termination of employment or change in control of IAC. As of December 31, 2008, Mr. McInerney also held 467 HSNi, Interval and Ticketmaster restricted stock purchase rights, 77 Tree.com restricted stock purchase rights and 2,337 Expedia restricted stock purchase rights, all of which are exercisable by McInerney in the same manner as his IAC restricted stock purchase rights, and which had a market value of approximately $3,386, $2,508, $2,989, $200 and $19,234, respectively, at that date.

(3)
Each of these option awards will vest in one lump sum installment on June 7, 2010, the fifth anniversary of the grant date.

(4)
These awards vest in equal annual installments over four years on the first, second, third and fourth anniversaries of January 31, 2008, subject to continued employment.

(5)
These awards vest in equal annual installments over four years on the first, second, third and fourth anniversaries of the grant date, subject to continued employment.

(6)
In connection with his becoming Chief Executive Officer of Match.com in February 2009, Mr. Blatt forfeited 56,857 options with an exercise price of $20.08, 56,857 options with an exercise price of $22.70, 56,856 options with an exercise price of $25.31 and 365,885 options with an exercise price of $16.28 in exchange for a grant of options to purchase shares of Match common stock. See the discussion under Compensation and Analysis beginning on page 23.

2008 Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by our named executives upon the vesting of RSU awards in 2008 and the related value realized, excluding the effect of any applicable taxes. No IAC, HSNi, Interval, Ticketmaster, Tree.com or Expedia options were exercised by any named executive in 2008.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized Upon Vesting ($)(2)	Value Realized Upon Settlement ($)(3)
Barry Diller	—	—	—
Victor A. Kaufman	118,174	$2,990,579	$2,990,579
Thomas J. McInerney	222,231	$7,084,105	$5,254,394
Gregory R. Blatt	135,266	$4,238,795	$3,190,623

(1)
Reflects 74,069, 43,075 and 23,093 shares acquired by Messrs. Kaufman, McInerney and Blatt, respectively, upon the annual vesting of RSU awards in accordance with their initial terms during February 2008, as well as 44,105, 179,156 and 112,173 shares acquired by Messrs. Kaufman, McInerney and Blatt, respectively, upon the accelerated vesting of certain RSUs awards in connection with the August 2008 Spin-Offs.

(2)
Represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

(3)
In the case of all accelerated RSU vestings for Messrs. McInerney and Blatt, settlement (i.e., the delivery of shares) was delayed until January 2009 to ensure compliance with Section 409A of the Internal Revenue Code. Therefore, for accelerated RSUs, the value realized upon vesting presented above differs from the actual dollar value realized and taxed at settlement. Accelerated RSUs were ultimately settled by way of the delivery of (i) one share of IAC common stock for every two IAC RSUs that vested, (ii) one share of common stock of each of HSNi, Interval and Ticketmaster for every five IAC RSUs that vested and (iii) one share of Tree.com common stock for every thirty IAC RSUs that vested. Given this fact, the total dollar value presented above reflects: (i) for all accelerated RSUs, the closing price of IAC, HSNi, Interval, Ticketmaster and Tree.com common stock at settlement, multiplied by the number of shares of IAC, HSNi, Interval, Ticketmaster and Tree.com common stock, respectively, delivered at settlement, and (ii) for annual vestings of RSUs during February 2008, the closing price of IAC common stock on the applicable vesting date, multiplied by the number of RSUs so vesting.

Potential Payments Upon Termination or Change in Control

        Certain of our employment agreements, equity award agreements and omnibus stock and annual incentive plans entitle our named executives to continued base salary payments, accelerated vesting of equity awards and/or extended post-termination exercise periods for options upon certain terminations of the named executive's employment or in the event of a change in control of IAC, among other events. These agreements and plans are described below as they apply to each named executive.

        Certain amounts that would become payable to our named executives upon the events described above (as and if applicable), assuming that the relevant event occurred on December 31, 2008, are described and quantified below. These amounts, which exclude the effect of any applicable taxes, are based on the named executive's base salary, the number of RSU awards and/or options outstanding and the closing price of IAC common stock, in each case, on December 31, 2008. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will generally be payable to our named executives.

  Mr. Diller

        Upon a termination without cause or due to death or disability or a resignation for good reason on December 31, 2008, in accordance with the option agreement governing Mr. Diller's 2005 options, the vesting of 1,139,913 IAC options, 455,964 HSNi, Interval and Ticketmaster options and 75,986 Tree.com options (in each case, 20% of the original award for each year of completed service since the grant) would have been accelerated and such options would have remained outstanding and exercisable through December 31, 2009. For Mr. Diller, "good reason" is defined as a reduction in base salary, a relocation outside of the metropolitan New York City area or a material and demonstrable adverse change in the nature and scope of his duties from those in effect on June 7, 2005, in each case, without his written consent.

        Upon a change in control on December 31, 2008, in accordance with the option agreement governing Mr. Diller's 2005 options, the vesting of 1,519,884 IAC options (20% of the original award, plus an additional 20% for each year of completed service since the grant) would have been accelerated. Given the closing price of IAC common stock ($15.73), HSNi common stock ($7.27), Interval common stock ($5.39), Ticketmaster common stock ($6.42) and Tree.com common stock ($2.60) on December 31, 2008, none of these accelerated options would have been in-the-money, and as a result, no related amounts would have payable to Mr. Diller.

  Mr. Kaufman

        Upon a change in control or termination of employment without cause or resignation for good reason following a Liberty change in control on December 31, 2008, in accordance with our omnibus stock and annual incentive plans and Mr. Kaufman's equity award agreements, respectively, the vesting of all of Mr. Kaufman's then outstanding RSU and option awards would have been accelerated.

        In addition, pursuant to Mr. Kaufman's employment agreement, upon Mr. Kaufman's (i) termination without cause or resignation for good reason, his vested options would have remained outstanding and exercisable through December 31, 2011 or (ii) resignation other than as a result of good reason, his vested options would have remained outstanding and exercisable through December 31, 2009 or, if earlier, the scheduled expiration date of the options. "Good reason" is defined as a material breach of Mr. Kaufman's employment agreement by the Company that is not cured promptly after notice from Mr. Kaufman.

  Messrs. McInerney and Blatt

        Upon a termination without cause or resignation for good reason on December 31, 2008, pursuant to the terms of their employment agreements as in effect on that date, Messrs. McInerney and Blatt would have been entitled to:

  •
  receive twelve months of their respective base salaries, subject to the execution and non-revocation of a release and compliance with confidentiality, non-solicitation of employees (18 months), non-solicitation of business partners (12 months) and assignment of certain employee developments covenants and offset for any amounts earned from other employment during the twelve-month period;

  •
  the partial vesting of RSU and option awards in amounts equal to the number that would have otherwise vested in accordance with the terms of these awards during the twelve-month period following termination of employment; and

  •
  continue to exercise their vested options through June 30, 2010 or, if earlier, the scheduled expiration date of such options.

        Upon a change in control or termination of employment without cause or resignation for good reason following a Liberty change in control on December 31, 2008, in accordance with our omnibus stock and annual incentive plans and their equity award agreements, respectively, the vesting of all of then outstanding RSU and option awards held by Messrs. McInerney and Blatt would have been accelerated. In the case of a termination of employment without cause or resignation for good reason following a Liberty change in control on December 31, 2008, Messrs. McInerney and Blatt would have also been entitled to receive the continued salary and extended post-termination option exercise period benefits described above.

        For Messrs. McInerney and Blatt, in all cases, "good reason" includes: (i) a material reduction in title, duties or level of responsibilities, (ii) a material reduction in base salary, (iii) a relocation outside of the metropolitan New York City area and (iv) the failure to report to the Company's Chief Executive Officer (or any successor to such person) and/or the Vice Chairman of the Company, in each case, without the written consent of the named executive and that is not cured promptly after notice from the named executive. For a description of changes made to Mr. Blatt's "good reason" definition and certain of his other rights upon a termination of employment without cause or a resignation for good reason as a result of a new employment agreement entered into in February 2009, see the discussion under Compensation and Analysis beginning on page 23.

 Estimated Potential Payments Upon Termination or Change in Control

Name and Benefit	Termination of Employment Without Cause or Resignation for Good Reason		Change in Control of IAC(1)		Termination of Employment Without Cause or Resignation for Good Reason Following a Liberty Change in Control(1)
Victor A. Kaufman
Continued Salary	—		—		—
Market Value of RSUs that would vest	—		$811,652		$811,652
Market Value of options that would vest	—		—	(2)	—	(2)

Total Estimated Incremental Value	—		$811,652		$811,652

Thomas J. McInerney
Continued Salary	$650,000		—		$650,000
Market Value of RSUs that would vest	$108,663	(3)	$2,495,564		$2,495,564
Market Value of options that would vest	—	(2)	—	(2)	—	(2)

Total Estimated Incremental Value	$758,663		$2,495,564		$3,145,564

Gregory R. Blatt(4)
Continued Salary	$550,000		—		$550,000
Market Value of RSUs that would vest	$108,663	(3)	$2,366,027		$2,366,027
Market Value of options that would vest	—	(2)	—	(2)	—	(2)

Total Estimated Incremental Value	$658,663		$2,366,027		$2,916,027

(1)
Represents the accelerated vesting of all RSUs and options held as December 31, 2008.

(2)
Given the closing price of IAC common stock ($15.73) on December 31, 2008, no accelerated options would have been in-the-money, and as a result, no amounts would have payable to any named executive on that date.

(3)
For each of Messrs. McInerney and Blatt, represents the value of 6,908 RSUs that would have otherwise vested in accordance with the terms of these awards during the twelve-month period following termination of employment pursuant to their employment agreements. In addition, pursuant to their employment agreements, the vesting of 268,228 options for each of Messrs. McInerney and Blatt (the number that would have otherwise vested in accordance with the terms of these awards during the twelve-month period following termination of employment) would have been accelerated.

(4)
In connection with his promotion to Chief Executive Officer of Match in February 2009, Mr. Blatt entered into a new employment agreement, in connection with which his base salary was increased to $650,000, he forfeited an aggregate of 536,455 options in exchange for a grant of options to purchase shares of Match common stock and his definition of "good reason" was modified, among other changes. For a discussion of the treatment of Mr. Blatt's IAC and Match equity awards following these changes in the event of a termination without cause or resignation for good reason, change in control and other events, see the discussion under Compensation and Analysis beginning on page 23 and Match Equity Proposal on page 11.

Equity Compensation Plan Information

        Securities Authorized for Issuance Under Equity Compensation Plans.    The following table summarizes information, as of December 31, 2008, regarding IAC equity compensation plans pursuant to which grants of options, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(2)	18,844,130	(4)	$20.58	15,094,939
Equity compensation plans not approved by security holders(3)	481,213		$21.90	—
Total	19,325,343		$20.63	15,094,939

(1)
Information excludes 2,012,907 shares issuable upon the exercise of outstanding options with a weighted-average exercise price of $20.23, which securities were granted pursuant to plans assumed by IAC in connection with acquisitions and under which no securities remain available for future issuance.

(2)
These plans primarily include the 2008, 2005 and 2000 Amended and Restated Stock and Annual Incentive Plans, as well as director deferred compensation plans and certain historical equity incentive plans under which no shares remain available for future issuance.

(3)
Reflects options granted under the 1999 Stock Option Plan described below.

(4)
Includes an aggregate of (i) 4,083,523 shares issuable upon the vesting of RSU awards, (ii) 89,462 shares underlying share units credited to accounts as of December 31, 2008 under IAC's Deferred Compensation Plans for Non-Employee Directors and (iii) 14,671,145 shares issuable upon the exercise of outstanding options.

        1999 Stock Option Plan.    In February 2000, IAC's Board of Directors approved the 1999 Stock Option Plan (the "1999 Plan"). An award of options exercisable for 550,000 million shares of IAC common stock, the total amount available under the 1999 Plan, at an exercise price of $21.90 per share, was made in February 2000 to Dr. Georg Kofler in consideration of his entering into an employment arrangement with a German affiliate of HSN. These options vested over four years, with 25% vesting on the first, second, third and fourth anniversaries of the date of grant, and remain exercisable for ten years from the date of grant. Subject to applicable law, these options are freely transferable by the holders thereof by written notice to IAC, or by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

 DIRECTOR COMPENSATION

        Non-Employee Director Compensation Arrangements.    Arrangements in effect during 2008 provided that: (i) each member of the Board receive an annual retainer in the amount of $45,000, (ii) each member of the Audit and Compensation and Human Resources Committees (including their respective Chairpersons) receive an additional annual retainer in the amount of $10,000 and $5,000, respectively, and (iii) the Chairpersons of each of the Audit and Compensation and Human Resources Committees receive an additional annual chairperson retainer in the amount of $15,000, with all amounts being paid quarterly, in arrears.

        In addition, these arrangements also provided that each non-employee director receive a grant of 7,500 RSUs (or such lesser number of RSUs with a dollar value of $250,000) upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders, the terms of which provide for: (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of Board service and (iii) full acceleration of vesting upon a change in control of IAC. The Company also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at IAC Board and Committee meetings.

        Effective April 15, 2009, the arrangements described above were modified to: (i) increase the amount of annual Board, Audit Committee Chairperson and Compensation and Human Resources Committee Chairperson retainers to $50,000, $20,000 and $20,000, respectively, and (ii) provide that each non-employee director shall receive a grant of RSUs with a dollar value of $250,000 upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders.

        The Compensation and Human Resources Committee has primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors' interests with those of our stockholders. When considering non-employee director compensation arrangements, Company management provides the Compensation and Human Resources Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors.    Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Board, he or she will receive (i) with respect to share units, such number of shares of IAC common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

        2008 Non-Employee Director Compensation.    The table below provides the amount of (i) fees earned by non-employee directors for services performed during 2008 and (ii) the dollar amount of the expense recognized during the fiscal year ended December 31, 2008 for RSU awards granted both in and prior to 2008.

	Fees Earned or Paid in Cash
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards($)(2)	Total($)(3)
William H. Berkman(4)	—	$33,333	$47,366	$80,699
Edgar Bronfman, Jr.(5)	—	$45,000	$185,426	$230,426
Donald R. Keough(5)	—	$46,666	$185,426	$232,092
Bryan Lourd(5)	—	$55,000	$167,242	$222,242
John C. Malone(6)	—	—	—	—
Arthur C. Martinez(5)	$65,000	—	$194,062	$259,062
Steven Rattner(5)(7)	—	$55,000	$185,427	$240,427
David Rosenblatt(5)	$3,750	—	—	$3,750
Gen. H. Norman Schwarzkopf(4)(5)	—	$33,333	$102,463	$135,796
Alan G. Spoon(5)	—	$70,000	$185,426	$255,426
Alexander von Furstenberg(5)	$3,750	—	—	$3,750
Diane von Furstenberg(4)(5)	$20,625	$20,625	$102,463	$143,713
Michael P. Zeisser(6)	—	—	—	—

(1)
Represents the dollar value of fees deferred in the form of share units by the relevant director under the Company's Deferred Compensation Plans for Non-Employee Directors.

(2)
As required by applicable SEC rules, these amounts represent the dollar amount of non-cash compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2008, in accordance with SFAS 123R for RSUs awarded in and prior to 2008 under the Company's stock and annual incentive plans. These amounts do not represent either the value of equity compensation awarded or realized in the relevant years. For further discussion of the Company's accounting for its equity awards, see note 11 of the Company's audited financial statements for the fiscal year ended December 31, 2008 included in Amendment No. 1 the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2009.

(3)
The differences in the amounts shown above among directors reflects length of Board and Committee (if any) service, which varies among directors.  Amounts (i) exclude the impact of estimated forfeitures related to service-based vesting conditions and (ii) do not represent the value of equity compensation awarded to directors in 2008 or prior periods. On August 1, 2008, Messrs. Bronfman, Keough, Lourd, Martinez, Rattner and Spoon and Ms. von Furstenberg received a grant of 7,500 RSUs upon their re-election to the Board with a grant date fair value of $129,375. On December 3, 2008, Messrs. Rosenblatt and von Furstenberg received a grant of 7,500 RSUs upon their initial appointment to the Board with a grant date fair value of $112,050.

(4)
Mr. Berkman and Gen. Schwarzkopf did not stand for re-election to the Board at the Company's 2008 Annual Meeting of Stockholders, which was held on August 1, 2008, and Ms. von Furstenberg resigned from the Board on December 3, 2008. Accordingly, the table above reflects (i) fees earned from January 1, 2008 through August 1, 2008 for Mr. Berkman and Gen. Schwarzkopf and from January 1, 2008 through December 3, 2008 for Ms. von Furstenberg and (ii) the dollar amount of non-cash compensation expense recognized for financial statement reporting purposes during the period from January 1, 2008 through August 1, 2008 for Mr. Berkman and Gen.

  Schwarzkopf and during the period from January 1, 2008 through December 3, 2008 for Ms. von Furstenberg and the reversal of expenses previously recognized for outstanding RSU awards that were forfeited and canceled upon termination of service in all cases.

  During their Board tenure, Mr. Berkman, Gen. Schwarzkopf and Ms. von Furstenberg deferred the payment of certain Board and Committee (as applicable) fees into share units under IAC's Deferred Compensation Plans for Non-Employee Directors. Consistent with the terms of these plans and prior elections, (i) 4,996 and 16,474 shares of IAC common stock were issued (with a market value of approximately $74,490 and $245,627, respectively, based on the closing price ($14.91) of IAC common stock on the date of issuance), and related de minimis cash payments for fractional share interests made, to Mr. Berkman and Gen. Schwarzkopf in February 2009 in respect of the number of share units accrued and outstanding as of the date of their termination of service and (ii) 6,725 shares of IAC common stock will be issued to Ms. von Furstenberg in June 2009 in respect of the number of share units accrued and outstanding as of the date of her termination of service.

(5)
The following table provides the number of RSUs and options held by each director (or person who was a director at any time during 2008) as of December 31, 2008 (other than Messrs. Berkman, Malone and Zeisser and Gen. Schwarzkopf, each of whom had no such holdings):

Director	RSUs	Options
Edgar Bronfman, Jr.	17,190	2,499	(a)
Donald R. Keough	17,190	8,745	(b)
Bryan Lourd	17,190	—
Arthur C. Martinez	17,190	—
Steven Rattner	17,190	—
David Rosenblatt	7,500	—
Alan G. Spoon	17,190	12,854	(c)
Alexander von Furstenberg	7,500	—
Diane von Furstenberg	—	11,244	(d)

  (a)
  Mr. Bronfman also held 999 HSNi, Interval and Ticketmaster options, 166 Tree.com options and 5,000 Expedia options as of December 31, 2008.

  (b)
  Mr. Keough also held 3,495 HSNi, Interval and Ticketmaster options, 581 Tree.com options and 17,500 Expedia options as of December 31, 2008.

  (c)
  Mr. Spoon also held 5,140 HSNi, Interval and Ticketmaster options, 855 Tree.com options and 25,712 Expedia options as of December 31, 2008.

  (d)
  Ms. Von Furstenberg also held 4,494 HSNi, Interval and Ticketmaster options, 747 Tree.com options and 22,500 Expedia options as of December 31, 2008, all of which expired on April 3, 2009 in accordance with their terms.

(6)
Dr. Malone and Mr. Zeisser have agreed that they will not receive compensation for their Board service.

(7)
Mr. Rattner resigned from the Board on February 23, 2009, upon which all of his then outstanding RSUs awards were forfeited and cancelled. During his Board tenure, Mr. Rattner deferred the payment of his Board and Board Committee fees into share units under IAC's Deferred Compensation Plans for Non-Employee Directors. Consistent with the terms of these plans and prior elections, 11,229 shares of IAC common stock will be issued to Mr. Rattner in January 2010 in respect of the number of share units accrued and outstanding as of the date of his termination of service.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents, as of April 24, 2009, information relating to the beneficial ownership of common stock and Class B common stock, by (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of common stock and Class B common stock, (2) each current director and director nominee, (3) each of the Chief Executive Officer, Chief Financial Officer and the Company's two other named executives and (4) all executive officers and directors of IAC as a group.

        Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC's corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the number of shares of IAC common stock and percent of such class listed assumes the conversion or exercise of any IAC equity securities owned by such person that are or will become convertible or exercisable, and the vesting of any RSUs that will vest, within 60 days of April 24, 2009, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of IAC Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of IAC common stock. The percentage of votes for all classes of capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock.

	IAC Common Stock			IAC Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Shares		%	Shares		%	(All Classes) %
Jennison Associates, LLC 466 Lexington Avenue New York, NY 10017	9,501,570	(1)	6.9%	—		—	3.6%
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	36,016,802	(2)	24.1%	12,799,999	(3)	100%	57.1%
Lord Abbett & Co. LLC 90 Hudson Street, 11th Floor Jersey City, NJ 07302	17,572,431	(1)	12.8%	—		—	6.6%
Barry Diller	40,308,012	(4)	26.9%	12,799,999	(3)	100%	58.7%
Gregory R. Blatt	193,593	(5)	*	—		—	*
Edgar Bronfman, Jr.	28,106	(6)	*	—		—	*
Victor A. Kaufman	661,494	(7)	*	—		—	*
Donald R. Keough	75,521	(8)	*	—		—	*
Bryan Lourd	25,711	(9)	*	—		—	*
John C. Malone	—	(10)	—	—	(10)	—	—
Arthur C. Martinez	14,844	(11)	*	—		—	*
Thomas J. McInerney	433,942	(12)	*	—		—	*
David Rosenblatt	—		—	—		—	—
Alan G. Spoon	33,711	(13)	*	—		—	*
Alexander von Furstenberg	—		—	—		—	—
Michael P. Zeisser	—		—	—		—	—
All executive officer and directors as a group (13 persons)	41,774,934		27.9%	12,799,999		100%	59.3%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings reported on a Schedule 13G or an amendment thereto, which was filed with the SEC on February 17, 2009 by Jennison Associates, LLC and on February 13, 2009 by Lord Abbett & Co. LLC.

(2)
Consists of 23,216,803 shares of IAC common stock and 12,799,999 shares of IAC Class B common stock held by Liberty. Pursuant to an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller generally has the right to vote all of the shares of IAC common stock and IAC Class B common stock held by Liberty.

(3)
Represents shares of IAC Class B common stock held by Liberty. Pursuant to the amended and restated stockholders agreement, Mr. Diller generally has the right to vote all of the shares of IAC Class B common stock held by Liberty.

(4)
Consists of 4,289,499 shares of IAC common stock owned by Mr. Diller, 1,711 shares of IAC common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership and 23,216,803 shares of IAC common stock and 12,799,999 shares of IAC Class B common stock held by Liberty. Pursuant to the amended and restated stockholders agreement, Mr. Diller generally has the right to vote all of the shares of IAC common stock and IAC Class B common stock held by Liberty.

(5)
Consists of 93,009 shares of IAC common stock held directly by Mr. Blatt and options to purchase 100,584 shares of IAC common stock.

(6)
Consists of (i) 12,378 shares held directly by Mr. Bronfman, (ii) 5,375 shares of IAC common stock held for the benefit of Mr. Bronfman in an individual retirement account, (iii) 2,125 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children, (iv) options to purchase 2,499 shares of IAC common stock and (v) 5,729 shares of IAC common stock to be received upon the vesting of RSUs in the next 60 days. Mr. Bronfman disclaims beneficial ownership of the shares of IAC common stock described in (iii) above.

(7)
Consists of 52,034 shares of IAC common stock held directly by Mr. Kaufman and options to purchase 609,460 shares of IAC common stock.

(8)
Consists of (i) 60,547 shares of IAC common stock held directly by Mr. Keough, (ii) 500 shares of IAC common stock held by Mr. Keough's spouse, (iii) options to purchase 8,745 shares of IAC common stock and (iv) 5,729 shares of IAC common stock to be received upon the vesting of RSUs in the next 60 days. Excludes shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC. Mr. Keough disclaims beneficial ownership of the 500 shares of IAC common stock described in (ii) above and all shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC.

(9)
Consists of (i) 19,982 shares of IAC common stock held directly by Mr. Lourd and (ii) 5,729 shares of IAC common stock to be received upon the vesting of RSUs in the next 60 days.

(10)
Excludes shares of IAC common stock and Class B common stock beneficially owned by Liberty, as to which Dr. Malone disclaims beneficial ownership.

(11)
Consists of 9,115 shares of IAC common stock held directly by Mr. Martinez and (ii) 5,729 shares of IAC common stock to be received upon the vesting of RSUs in the next 60 days.

(12)
Consists of (i) 154,917 shares of IAC common stock held directly by Mr. McInerney, (ii) options to purchase 277,857 shares of IAC common stock and (iii) 1,168 restricted stock purchase rights.

(13)
Consists of (i) 15,128 shares of IAC common stock held directly by Mr. Spoon, (ii) options to purchase 12,854 shares of IAC common stock and (iii) 5,729 shares of IAC common stock to be received upon the vesting of RSUs in the next 60 days.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2008, except that due to administrative error, grants of RSU awards to Messrs. Bronfman, Keough, Lourd, Martinez, Rattner and Spoon and Ms. von Furstenberg upon their re-election to the Board in August 2008 were not timely reported on a Form 4. Also in 2008, Mr. Bronfman filed a Form 4 to report sales of IAC securities by his spouse in 2004 and 2006, which sales were not previously reported in a timely manner due to administrative error.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

        Since December 2006, the Audit Committee has had a formal, written policy governing the review and approval of related person transactions. The current policy, which was adopted in February 2008, requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, as amended, consistent with the Marketplace Rules, the terms "related person" and "transaction" are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Item 404"). During 2008, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of "transaction" set forth in Item 404, and if so, review such transaction with the Audit Committee.

Relationships Involving Named Executives and Directors

        Subject to the terms of an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller has an irrevocable proxy to vote shares of IAC common stock and IAC Class B common stock held by Liberty and its affiliates. Accordingly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC's stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC's Board of Directors and matters as to which Delaware law requires a separate class vote).

        In 2001, IAC and Mr. Diller entered into an agreement with respect to the construction of a screening room on Mr. Diller's property to assist Mr. Diller in connection with Company-related activities. Construction costs of approximately $1.8 million were paid by the Company and the agreement provides that under certain circumstances, including upon Mr. Diller's termination of employment by IAC or its affiliates, Mr. Diller shall have the option to pay to IAC an amount equal to the depreciated book value of the construction costs to acquire the facilities.

        As discussed in the Compensation Discussion and Analysis on page 26, pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal use. In early 2009, Mr. Diller reimbursed IAC approximately $807,000 for personal use of Company-owned aircraft.

        IAC invested $50,000 in 2008 (in addition to $0.5 million annually from 2004 through 2006) in convertible preferred stock of an online start-up venture controlled by Mr. Kaufman. IAC has committed to invest a total of $2 million in the venture, which resulted in IAC receiving preferred stock convertible into 20% of the outstanding common stock of the venture. IAC has various approval rights over significant transactions, the right to appoint directors proportionate to its holdings and various forms of anti-dilution protection for its investment. It also has the option to purchase additional preferred stock for $20 million such that IAC would hold a 50% ownership percentage in the venture, the right to purchase Mr. Kaufman's shares on March 31, 2012 (or earlier under certain circumstances in the event that Mr. Kaufman is no longer the senior-most executive of the venture) at fair market value, and the right to put its investment to the venture at the time of the venture's first significant financing for the value of its stake implied by the terms of such financing, discounted by 30% to account for the illiquidity of the stock.

        In connection with the August 2008 Spin-Offs, the Company, in its capacity as sole stockholder, appointed each of its named executives and one of its directors as members of the boards of directors of HSN, Interval and/or Ticketmaster. Specifically, (i) Messrs. Diller and Kaufman were appointed as Chairman and Vice Chairman, respectively, of the board of directors of Ticketmaster, (ii) Messrs. Blatt and McInerney were appointed as members of the boards of directors of HSN and Interval, and (iii) Mr. Martinez was appointed Chairman of the board of directors of HSN. For their services in these capacities, they each receive compensation (in the form of annual retainers and equity awards) from HSN, Interval and/or Ticketmaster (as applicable), which compensation is separate from and in addition to any compensation paid to them for services to IAC.

        During the period from January 1, 2008 through August 20, 2008, one of IAC's former businesses, Interval, made payments to Arise Virtual Solutions in the aggregate amount of approximately $2.8 million for call center services. Arise Virtual Solutions is a portfolio company of Accretive LLC, of which Mr. Bronfman is a partner.

        Also during the period from January 1, 2008 through August 20, 2008, another of IAC's former businesses, HSN, made payments to a subsidiary of Warner Music Group in the aggregate amount of approximately $190,000 for music products. Mr. Bronfman is the Chairman and Chief Executive Officer of Warner Music Group.

Relationships Involving IAC and Expedia

        Overview.    Since the completion of the Expedia Spin-Off, IAC and Expedia have been related parties since they are under common control. In connection with the Expedia Spin-Off, IAC and Expedia entered into various agreements, including, among others, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement. Summaries of the separation, tax sharing, employee matters and transition services agreements are set forth in IAC's Definitive Proxy Statement/Prospectus dated June 20, 2005, and copies of each of these agreements were filed as exhibits to IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005.

        In addition, in connection with and following the Expedia Spin-Off, IAC and Expedia have entered into certain other arrangements, including arrangements regarding the sharing of certain costs, the use and ownership of certain aircraft and various commercial agreements, including distribution and services agreements, among others, which are generally described below.

        Cost Sharing Arrangements.    Mr. Diller currently serves as Chairman and Chief Executive Officer of IAC and Chairman and Senior Executive of Expedia. In connection with the Expedia Spin-Off, IAC and Expedia had initially agreed, in light of Mr. Diller's senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller, would be shared equally through the end of 2006. These cost sharing arrangements were amended in 2007 to provide (and currently provide) that IAC and Expedia cover 65% and 35% of these costs, respectively, which both companies agreed best reflects the allocation of actual time spent by Mr. Diller among the two companies. Expenses include costs for equipment dedicated to Mr. Diller's use and expenses relating to Mr. Diller's support staff. The aggregate amount of costs billed to Expedia pursuant to these arrangements was approximately $270,000 for 2008.

        Aircraft Arrangements.    Each of IAC and Expedia has a 50% ownership interest in an aircraft that may be used by both companies. IAC and Expedia entered into an operating agreement that allocates the costs of operating and maintaining the aircraft between the parties based on the actual usage by each company, which costs are generally paid by each company to third parties in accordance with the terms of the operating agreement. On the fifth anniversary of the Expedia Spin-Off and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either IAC or Expedia, IAC will have a call right and Expedia will have a put right with respect to Expedia's interest in the aircraft, in each case at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

        Members of this aircraft's flight crew are employed by an entity in which each of IAC and Expedia has a 50% ownership interest. IAC and Expedia have agreed to share costs relating to flight crew compensation and benefits pro rata according to each company's respective usage of the aircraft, for which they are separately billed by the entity described above. During 2008, total payments in the amount of approximately $600,000 were made to this entity by IAC.

        Commercial Agreements.    In connection with and following the Expedia Spin-Off, certain IAC subsidiaries entered into distribution, services and/or other agreements with certain Expedia subsidiaries. IAC believes that these arrangements have been negotiated on an arm's length basis. In addition, IAC believes that these arrangements, whether taken individually or in the aggregate, do not constitute a material contract to IAC. Those agreements that, individually or together with similar agreements, involved revenues to or payments from IAC and its businesses in excess of $120,000 are discussed below.

        Pursuant to distribution agreements, certain current and former IAC businesses have and had agreed to make available travel accommodations and promotional offers from various Expedia travel suppliers, as well as travel content and commerce links from an Expedia business. Expedia businesses have agreed to supply content for related search results and certain Expedia businesses have agreed to make commerce links, select ticketing and resort inventory and discount programs offered by various current and former IAC businesses available to their customers. Distribution agreements typically involve the payment of fees (usually on a fixed, per transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution. Services agreements primarily involve call center support and advertising provided by current and former IAC businesses, as well as private label travel services provided by Expedia businesses.

        During 2008, aggregate revenues received by IAC businesses from Expedia businesses pursuant to commercial and other agreements, primarily for advertising services, were approximately $2.7 million. During the period from January 1, 2008 through August 20, 2008, one of IAC's former businesses, Ticketmaster, received payments from in the aggregate amount of approximately $200,000 for call center services. Aggregate payments made by IAC businesses to Expedia businesses during this period pursuant to commercial agreements were less than $120,000.

Relationships Involving IAC and Liberty Media Corporation

        Under the terms of an amended and restated governance agreement among IAC, Liberty and Mr. Diller, Liberty has the right to nominate two individuals for election to the Board, so long as certain stock ownership requirements applicable to Liberty are satisfied. Liberty's current designees are

Dr. Malone and Mr. Zeisser. Other than in his capacity as a director nominee of IAC, Mr. Zeisser does not have any direct or indirect interests in the Liberty/IAC agreements.

        Also, under the amended and restated governance agreement, if IAC issues or proposes to issue shares of IAC common stock or IAC Class B common stock, Liberty has preemptive rights that generally entitle it to purchase a number of IAC common shares, subject to a cap, so that Liberty will maintain the identical ownership interest in IAC that Liberty held immediately prior to such issuance or proposed issuance. Liberty was not entitled to exercise any such preemptive rights during 2008, as its ownership level exceeded the established cap.

        In the ordinary course of business, and otherwise from time to time, IAC and its businesses have entered into arrangements, and may determine to enter into additional arrangements in the future, with Liberty and its affiliates. IAC believes that its existing business arrangements with Liberty and its affiliates, none of which involved payments to or from Liberty or its affiliates in excess of $120,000 in 2008, have been negotiated on an arm's length basis.

        In January 2008, IAC entered into a letter agreement with Liberty, pursuant to which Liberty agreed to certain restrictions on acquisitions by Liberty and its affiliates of additional securities of IAC following Liberty's acquisition of 14 million shares of IAC common stock from an institutional investor. The letter agreement is attached as Exhibit 10.1 to IAC's Current Report on Form 8-K, which was filed with the SEC on January 15, 2008.

        During 2008, Liberty was involved in legal proceedings adverse to IAC relating to the spin-offs. These proceedings are described in IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, which was filed with the SEC on May 7, 2008, under the caption Part II—Item 1—Legal Proceedings—Recent Litigation between IAC and Liberty Media Corporation, which description is incorporated herein by reference.

        On May 13, 2008, IAC entered into an agreement (the "Spinco Agreement") with Liberty, certain affiliates of Liberty and, for limited purposes, Barry Diller, pursuant to which the parties agreed to settle the legal proceedings described above. The Spinco Agreement also contains, among other things, provisions that became effective at the time of the August 2008 Spin-Offs, including provisions providing Liberty with the right to nominate directors to the Board of Directors of each of HSNi, Interval, Ticketmaster and Tree.com so long as Liberty maintains specified ownership levels, restrictions on acquisitions and transfers of the securities of these entities by Liberty and its affiliates, certain standstill restrictions on Liberty and its affiliates and registration rights to be granted to Liberty. The Spinco Agreement is attached as Exhibit 10.1 to IAC's Current Report on Form 8-K, which was filed with the SEC on May 16, 2008.

 ANNUAL REPORTS

        Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, IAC will provide without charge to each person solicited an additional copy of IAC's 2008 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit to its 2008 Annual Report on Form 10-K upon payment of a reasonable fee.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE 2010 ANNUAL MEETING

        Stockholders who intend to have a proposal considered for inclusion in IAC's proxy materials for presentation at the 2010 Annual Meeting of Stockholders must submit the proposal to IAC at its corporate headquarters no later than January 13, 2010, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2010 Annual Meeting of Stockholders without inclusion of the proposal in IAC's proxy materials are required to provide notice of such proposal to IAC no later than March 29, 2010. IAC reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 15, 2009.

        The 2009 Proxy Statement and 2008 Annual Report to Stockholders are available at:

    •
    http://bnymellon.mobular.net/bnymellon/iaci for registered holders; and

    •
    http://bnymellon.mobular.net/bnymellon/iaci_beneficial for beneficial owners who own their shares in street name.

        YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET AS SOON AS POSSIBLE.

New York, New York
May 15, 2009

IAC/INTERACTIVECORP

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF IAC/INTERACTIVECORP

IN CONNECTION WITH THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 2009

The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 15, 2009 and hereby appoints each of Joanne Hawkins, Thomas J. McInerney and Gregg Winiarski, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on June 15, 2009, at 10:00 a.m. local time, at 555 West 18th Street, New York, New York 10011, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(See reverse side)

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

IAC/INTERACTIVECORP c/o BNY Mellon Shareowner Services P.O. Box 3550 South Hackensack, New Jersey 07606-9250

IAC/INTERACTIVECORP

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET		TELEPHONE		MAIL
	http://www.eproxy.com/iaci		1-866-580-9477
•	Go to the website address listed above.	•	Use any touch-tone telephone.	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	•	Have your proxy card ready.	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.	•	Follow the simple recorded instructions.	•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-580-9477

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated in Black or Blue ink.

IAC/INTERACTIVECORP’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3

1.                                       Election of Directors

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	EXCEPTIONS ☐

Nominees: 01 Edgar Bronfman, Jr., 02 Barry Diller, 03 Victor A. Kaufman, 04* Donald R. Keough, 05* Bryan Lourd,

06 John C. Malone, 07 Arthur C. Martinez 08 David Rosenblatt 09* Alan G. Spoon,

10 Alexander von Furstenberg, 11 Michael P. Zeisser

*To be voted upon by the holders of Common Stock voting as a separate class. (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.)

All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

2.                                       To approve the Match Equity Proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.                                       To ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2009 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.                                       To transact such other business as may properly come before the meeting and any related adjournments or postponements.

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

SCAN LINE

Please sign exactly as name appears on Proxy.

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

QuickLinks

IAC/INTERACTIVECORP 555 West 18th Street New York, New York 10011
NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE 2009 ANNUAL MEETING AND VOTING
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—MATCH EQUITY PROPOSAL
PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE MATTERS
INFORMATION CONCERNING NAMED EXECUTIVES WHO ARE NOT DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Estimated Potential Payments Upon Termination or Change in Control
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
ANNUAL REPORTS
PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE 2010 ANNUAL MEETING
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS